Exhibit 10.1

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of March 29, 2019 (the “Closing Date”) and is entered into by and among PLUG POWER INC., a Delaware corporation (“Plug Power”), EMERGING POWER INC., a Delaware corporation (“Emerging”), EMERGENT POWER INC., a Delaware corporation (“Emergent”), and each of their Qualified Subsidiaries (hereinafter, individually or collectively with Plug Power, Emerging and Emergent, in its or their capacities as borrowers hereunder, as the context may require, “Borrower”), and GENERATE LENDING, LLC, a Delaware limited liability company (together with its successors and assigns, “Lender”).

RECITALS

Borrower has requested that Lender make available to Borrower a term loan facility in an aggregate principal amount of up to One Hundred Million and No/100 Dollars ($100,000,000.00); and

Of the term loan facility described above, Borrower has requested that Lender make available to Borrower an initial term loan in an aggregate principal amount of (a) on the Closing Date, Eighty-Five Million and No/100 Dollars ($85,000,000.00), and (b) on April 12, 2019 (the “Secondary Closing Date”), Fifteen Million and No/100 Dollars ($15,000,000.00), the proceeds of which shall be used as specified in this Agreement.

Upon the terms and subject to the conditions set forth herein, Lender is willing to make such term loan facility available to Borrower.

AGREEMENT

NOW, THEREFORE, Borrower and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1          Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among Lender, a Borrower and a third-party Bank or other institution (including a Securities Intermediary) at which such Borrower maintains a Deposit Account or an account holding Investment Property, which agreement perfects Lender’s first priority security interest in the subject account or accounts.

“Advance” means a Term Loan Advance.

“Advance Date” means the funding date of an Advance.

“Advance Request” means a request for an Advance submitted by Lead Borrower to the Lender in substantially the form of Exhibit A, which account numbers shall be redacted for security purposes if and when filed publicly by Lead Borrower.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another Person, (c) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities, or (d) any

Person related by blood or marriage to any Person described in subsection (a), (b) or (c) of this paragraph. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Amortization Schedule” means the table set forth in Schedule 2.1(d)(iii), as such table may be amended, restated, supplemented or otherwise modified from time to time pursuant to this Agreement.

“Assignee” has the meaning given to it in Section 11.12.

“Balance Test Date” means a “Balance Test Date” set forth in table appearing in table set forth in Schedule 2.1(d)(iii).

“Borrower Products” means, collectively, all products, software, service offerings, technical data or technology currently being designed, manufactured, sold, licensed or distributed by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close, or are in fact closed.

“Cash” means all cash, cash equivalents and liquid funds.

“Change in Control” means (a) any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Lead Borrower, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Lead Borrower in which the holders of Lead Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Lead Borrower is the surviving entity; (b) any Fundamental Change; (c) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Plug Power ceases to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election, appointment or nomination to that board or equivalent governing body was approved by individuals referred to in subclause (x) above constituting at the time of such election, appointment or nomination at least a majority of that board or equivalent governing body or (z) whose election, appointment or nomination to that board or equivalent governing body was approved by individuals referred to in subclauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; (d) Plug Power ceases to own and control, beneficially and of record, directly or indirectly, all of the equity interests of Emerging; or (e) Emerging ceases to own and control, beneficially and of record, directly or indirectly, all of the equity interests of Emergent.

“Closing Date” has the meaning assigned to such term in the preamble to this Agreement.

“Closing Date Closing Fee” means Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the property described in Section 3.1.

“Collateral Access Agreement” has the meaning given to it in Section 4.1(a)(x).

“Common Stock” means the common stock of Plug Power.

“Compliance Certificate” a compliance certificate in substantially the form attached hereto as Exhibit F.

“Confidential Information” has the meaning given to it in Section 11.11.

“Confirmation” means any Maintenance Services Confirmation in respect of a Specified Customer Agreement and any Staffing Confirmation in respect of any such Maintenance Services Confirmation, in each case, made in favor of Lender.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation, in each case of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all net obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Convertible Notes” means the convertible notes with a stated maturity date of March 15, 2023, issued by Plug Power pursuant to the Indenture, that are convertible into Common Stock, cash or a combination of Common Stock and cash, at the election of Plug Power, in an original principal amount not to exceed $100,000,000 (including any exercise of any over-allotment or other option granted to the investment banks acting as initial purchasers of the Convertible Notes) pursuant to the terms and conditions of the Convertible Notes Documentation.

“Convertible Notes Documentation” means the Indenture, dated as of March 27, 2018 (as modified from time to time in accordance with its terms, the “Indenture”), between Plug Power, as issuer, and Wilmington Trust, National Association, as trustee and the other definitive documentation governing the Convertible Notes.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.

“Default” means any event, act or condition which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means, with respect to the Secured Obligations, the interest rate per annum equal to the Term Loan Interest Rate plus three percent (3.0%) per annum.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit that is not evidenced by an instrument.

“Designated Competitor” means any Persons in the business of selling hydrogen fuel systems as reasonably determined by Lender (including, without limitation and for avoidance of doubt, all Persons identified in writing as competitors to Lender by Lead Borrower prior to the date hereof).

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Release Amount” means the amount of cash collateral released from the Project Restricted Accounts, in aggregate, as set forth under the Escrow Release Schedule.

“Escrow Release Schedule” means that certain release schedule attached hereto as Schedule 5.17.

“Event of Default” has the meaning given to it in Section 9.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or, in the case of Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loans or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.6, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, and (c) Taxes attributable to the Lender’s failure to comply with Section 2.6(e).

“Existing Credit Agreement” means that certain Amended and Restated Loan and Security Agreement, dated as of July 21, 2017, by and among Plug Power, Emergent and Emerging as borrowers (in such capacities, collectively, “Existing Borrower”) and NY Green Bank, as lender (as amended by that certain First Limited Waiver to Loan and Security Agreement, dated as of January 12, 2018, between Existing Borrower and NY Green Bank, by that Second Limited Waiver to Loan and Security Agreement, dated as of March 21, 2018, between Existing Borrower and New York Green Bank, by that Third Limited Waiver to Loan and Security Agreement, dated as of April 13, 2018, between Existing Borrower and NY Green Bank, by that Fourth Limited Waiver to Loan and Security Agreement, dated as of June 28, 2018, between Existing Borrower and NY Green Bank, by that Fifth Limited Waiver to Loan and Security Agreement dated as of November 1, 2018, between Existing Borrower and NY Green Bank and as further amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date).

“Financial Statements” has the meaning given to it in Section 7.1.

“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized under the laws of any state within the United States of America.

“Fundamental Change” has the meaning given to it in the Indenture.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision or any court, agency, authority, department, commission, board, bureau or instrumentality thereof, or central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means any substances or materials (i) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any applicable Environmental Law, (ii) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (iii) the presence of which require investigation or remediation under any applicable Environmental Law, (iv) the discharge, emission or release of which requires a permit or license under any applicable Environmental Law, (v) which are found by a court of competent jurisdiction to constitute a nuisance or a trespass to neighboring properties or found by any Governmental Authority of competent jurisdiction to pose a health or safety hazard to Persons, (vi) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance of the type listed in any other part of this definition, or (vii) which contain asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas in percentages or at levels which make them subject to applicable Environmental Laws.

“Incremental Closing Fee” means, with respect to any Incremental Term Loan, a sum equal to one percent (1.00%) times the applicable Incremental Term Loan Commitment.

“Incremental Term Loan” has the meaning given to it in Section 2.7.

“Incremental Term Loan Commitment” has the meaning given to it in Section 2.7.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within one hundred eighty (180) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indenture” has the meaning given to it in the definition of Convertible Notes Documentation.

“Initial Term Loan” means, collectively, the loan made on the Closing Date and the loan made on the Secondary Closing Date, in each case, by Lender pursuant to this Agreement to Borrower in an amount up to the amount set forth in the definition of “Initial Term Loan Commitment”.

“Initial Term Loan Commitment” means, the obligation of the Lender to make a Term Loan Advance to Borrower in an original principal amount of, collectively, up to (a) Eighty-Five Million and No/100 Dollars ($85,000,000.00) on the Closing Date, and (b) Fifteen Million and No/100 Dollars ($15,000,000.00) on the Secondary Closing Date.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“IP Security Agreement” means that certain Intellectual Property Security Agreement executed and delivered by Borrower to Lender and dated as of the Closing Date.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means for each Qualified Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lead Borrower” means Plug Power in its capacity as a Borrower hereunder.

“Leased Property” has the meaning given to it in Section 4.1(a)(x).

“Lender” has the meaning given to it in the preamble to this Agreement.

“Lender Account” means the account maintained for the benefit of Lender at Wells Fargo Bank, NA having the account number [REDACTED], or such other account at such other bank as to which the Lender shall notify the Lead Borrower in writing.

“Letter of Direction” means an irrevocable direction letter directing payment of Escrow Release Amounts from a financial institution listed on Schedule 5.17 to Lender.

“Liabilities” has the meaning given to it in Section 6.3.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Liquidation Value” means, at any time, the sum of (a) the book value of the Borrower’s assets, multiplied by (b) the liquidation percentage as applicable by asset category, as determined by a valuation firm mutually selected by and acceptable to Plug Power and Lender in accordance with Section 4.4(g) hereof.  After selecting a valuation firm, Lender and Borrower agree to modify this definition of Liquidation Value in a mutually acceptable manner should modification be recommended by such valuation firm.

“Loans” means all Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the Collateral Access Agreements, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the IP Security Agreement and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Maintenance Services” has the meaning given to it in the Master Agreement.

“Maintenance Services Confirmation” has the meaning given to it in the Master Agreement.

“Master Agreement” means that certain Master Agreement dated as of December 23, 2016, by and between Proton Service Co and Plug Power.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower and their Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens.

“Material Financing Agreement” means any instrument or agreement governing Indebtedness or any operating lease entered into in connection with any debt financing or similar sale-leaseback financing (including without limitation, any Project Financing Agreement), in each case of Borrower or its Subsidiaries and in each case exceeding $1,000,000 in principal amount outstanding.

“Maximum Rate” shall have the meaning assigned to such term in Section 2.2.

“Note” means a promissory note in substantially the form of Exhibit B, and “Notes” means, collectively, all such Notes.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Paid in Full” means (a) the payment in full in cash of the Advances and other Obligations, other than contingent indemnification obligations for which no claims have been asserted; (b) the termination of the Term Loan Commitment, and (c) the release of any claims of Borrower against Lender arising on or before the Term Loan Maturity Date.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country.

“Patriot Act” means the United Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“Payment Date” means each date on which Borrower makes any payment to the Lender Account pursuant to Section 2.1(d)(i) hereof.

“Permitted Equity Hedge Transactions” means the following transactions executed in connection with the issuance of the Convertible Notes (including any exercise of any over-allotment or other option granted to the investment banks acting as initial purchasers of the Convertible Notes), in each case, consummated prior to the Closing Date:

(a)           one or more call options or capped call options (or substantively equivalent derivative transaction) relating to the Common Stock (or other securities or property following any merger event, reclassification or other change of the Common Stock), entered into between Plug Power, as purchaser of any such option, and one or more of Morgan Stanley & Co. LLC, Barclays Capital Inc., and/or their respective affiliates, and settled in Common Stock, cash or any combination of such cash or Common Stock; and

(b)           one or more forward purchase contracts (or substantively equivalent derivative transaction) relating to Common Stock entered into by Plug Power, as purchaser, and one or more financial institutions and/or their affiliates, on or about the date of issuance of the Convertible Notes.

Any reference to “Permitted Equity Hedge Transactions” is a reference to the confirmations, agreements and other definitive documentation executed to document the terms and conditions of the Permitted Equity Hedge Transactions (or any of them).

“Permitted Indebtedness” means (i) Indebtedness of Borrower and its Subsidiaries in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $2,000,000 outstanding at any time; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit issued for the account of any Borrower or any of its Subsidiaries to support obligations of such Borrower or such Subsidiary under a Project Financing Agreement, provided that such reimbursement obligations (a) shall not exceed, in respect of any Project, the value of such Project and (b) shall be solely secured by Liens under clause (xiv)(A) of the definition of “Permitted Liens”; (viii) intercompany Indebtedness as long as either (A) each of the Subsidiary obligor and the Subsidiary obligee under such Indebtedness is a Qualified Subsidiary that has executed a Joinder Agreement or (B) a Qualified Subsidiary is the obligee thereof and the principal amount of such loans to all non-Qualified Subsidiaries does not exceed $600,000 in the aggregate at any time outstanding or such higher amount as the Lender may approve in writing; (ix) guarantees of Indebtedness of a Borrower by any other Borrower, provided such Indebtedness so guaranteed was otherwise permitted to be incurred hereunder; (x) Indebtedness incurred or owed by Borrower or any SPE pursuant to Project Financing Agreements, to the extent constituting Indebtedness under GAAP, to finance or refinance the acquisition, development, construction, and operation of Projects; (xi) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability insurance, self-insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business or consistent with past practice; (xii) Indebtedness in respect of or guarantee of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, workers’ compensation claims, letters of credit, bank guarantees and banker’s acceptances, warehouse receipts or similar instruments and similar obligations (other than in respect of other  Indebtedness for borrowed money) including, without limitation, those incurred to secure health, safety and environmental obligations, in each case (a) provided in the ordinary course of business or consistent with past practice and (b) to the extent arising in a Project, recourse for, and any pledge of security granted in connection therein is limited solely to, the assets of such Project; (xiii) Indebtedness in respect of treasury, depositary, cash management and netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements or otherwise in connection with securities accounts and deposit accounts, in each case, in the ordinary course of business; (xiv) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; (xv) endorsement of instruments or other payment items for deposit in the ordinary course of business; (xvi) all lease obligations associated with any Project incurred in connection with a sale-leaseback transaction entered into in respect of such Project as long as such obligations meet the requirements hereunder applicable to a Project Financing Agreement; (xvii) Indebtedness in amounts and on terms approved by Lender in writing in its reasonable discretion; (xviii) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased (other than for accrued interest and fees, if any) or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be; (xix) unsecured Indebtedness evidenced by the Convertible Notes; (xx) to the extent constituting Indebtedness and otherwise permitted hereunder, accrued but unpaid dividends pursuant to Permitted Series E Repurchases; (xxi) to the extent constituting Indebtedness and otherwise permitted hereunder, Borrower’s obligations under and in connection with the Master Lease Agreement, dated as of June 3, 2016, between Generate Capital, Inc. (collectively with its successors and assigns) and Plug Power (collectively with its successors and assigns), as modified or replaced from time to time, and any rental schedules from time to time executed in connection therewith; and (xxii) to the extent constituting Indebtedness and otherwise permitted hereunder, accrued but unpaid dividends pursuant to Permitted Series C Repurchases.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from existing or former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements and in connection with withholding taxes or stock option exercises in an aggregate amount not to exceed $2,400,000 in any fiscal year, provided that no Default or Event of Default has occurred, is continuing or would exist after giving effect to any such repurchase; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary (other than ServiceCo, provided that any such Investments in ServiceCo shall be solely in accordance with the Master Agreement); (vii) Investments consisting of loans involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business in an aggregate amount during the term of this Agreement not to exceed $500,000; (ix) Investments in Domestic Subsidiaries in an aggregate amount not to exceed $600,000 made in any fiscal year and $1,800,000 in the aggregate (or such higher amounts as the Lender may approve in writing) during the term of this Agreement; (x) Investments in Foreign Subsidiaries in an aggregate amount not to exceed $2,000,000 made in any fiscal year and $8,000,000 in the aggregate (or such higher amounts as the Lender may approve in writing) during the term of this Agreement; (xi) Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $600,000 made in any fiscal year; (xii) any Investments in an SPE, provided such Investment is permitted under clause (xii) of the definition of Permitted Transfers; (xiii) additional Investments that do not exceed $1,000,000 in the aggregate (or such higher amounts as the Lender may approve in writing); (xiv) Investments in Permitted Equity Hedge Transactions; (xv) repurchase of stock pursuant to Permitted Series E Repurchases; and (xvi) repurchase of stock pursuant to Permitted Series C Repurchases.

“Permitted Liens” means (i) Liens of Borrower in favor of Lender arising under this Agreement or any other Loan Document; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute a Default or Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) (A) Liens on cash in Project Restricted Accounts, (B) security deposits in connection with real property leases in an aggregate amount not to exceed $900,000 or such greater amount as the Lender shall approve in writing and (C) Liens granted by Plug Power on the capital stock or equity of any SPE or on its rights under the Master Agreement with respect to any confirmation thereunder between it and any SPE; (xv) Liens on the assets of a Project, the related Project Documents and cash collateral (including pursuant to an SPE Project Financing) that secure (A) obligations (including Indebtedness) of a Borrower or an SPE in respect of such Project pursuant to a Project Financing Document relating to such Project (including, without limitation, its financing) and/or (B) reimbursement obligations relating to letters of credit supporting the Indebtedness of such Borrower under such Project Financing Document, or (C) a non-recourse loan made to an SPE; provided that in any case the aggregate cash collateral pledged in respect of any Project shall not exceed the value of such Project, at the time the relevant lease is entered into (and, for the avoidance of doubt, for purposes of this calculation, “aggregate cash collateral pledge” shall include cash pledged in connection with such Project and or maintained in any Project Restricted Account); (xvi) the filing of UCC (or equivalent) financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; (xvii) Liens not otherwise permitted hereunder to the extent that the aggregate outstanding amount (or in the case of Indebtedness, the principal amount) of the obligations secured thereby at any time does not exceed $240,000 or such higher amount that the Lender approves in writing; (xviii) Liens of bailees in assets or properties held in a bailment arrangement in the ordinary course of business as permitted hereunder; (xix) utility and similar deposits in the ordinary course of business in an aggregate amount not to exceed $500,000 per year; (xx) any put or assignment, whether conditional or unconditional, mandatory or otherwise, of any lease or other Project Financing Document, under which a Person other than a Borrower accepts and assumes (or agrees to accept or assume), whether contingent, conditional or otherwise, such lease or other Project Financing Document; (xxi) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xxi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness or a Project Financing Agreement being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase except as contemplated under clause (xix) of the definition of Permitted Indebtedness; and (xxii)

Liens securing the Indebtedness permitted under clause (xxi) of the definition of “Permitted Indebtedness” and other obligations owed to the lenders under the lease referenced in such clause.

“Permitted Series C Repurchases” means all dividends, stock repurchases, and any other monetary payments, without duplication, required to be made pursuant to the Series C Certificate of Designation, as in effect on the Closing Date, in an aggregate amount not to exceed $1,680,000.

“Permitted Series E Repurchases” means all dividends, stock repurchases, and any other monetary payments, without duplication, required to be made pursuant to the Series E Certificate of Designation, as in effect on the Closing Date, in an aggregate amount not to exceed $40,000,000.

“Permitted Transfers” means (i) sales of Inventory in the ordinary course of business (including on an intercompany basis with (a) other Borrowers and (b) Hypulsion SAS (Plug Power Europe) in an amount not to exceed One Million Two Hundred Thousand and No/100 Dollars ($1,200,000.00) per year, in each case, at prices and on terms and conditions not less favorable to Borrower than could be obtained on an arm’s-length basis from unrelated third parties), (ii) non-exclusive licenses and non-exclusive cross-licensing or similar arrangements for the use of Intellectual Property in the ordinary course of business, (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, (iv) the sale or issuance of any stock of Borrower permitted under this Agreement; (v) the use or transfer of Cash in the ordinary course of business in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (vi) Permitted Liens and Permitted Investments, in each case, to the extent considered transfers of assets or property, (vii) transfers of Equipment in connection with sale-leaseback transactions under Project Financing Agreements; (viii) sales or other dispositions among the Borrowers in the ordinary course of business for the fair market value of such assets and in every case in accordance with GAAP and applicable law, (ix) dispositions or sales of cash equivalents or other assets that were cash equivalents when the original Investment was made, in each case, (a) for the fair market value thereof and (b) so long as Lender has a perfected first priority security interest in all Proceeds thereof, (x) sales, discounting or forgiveness of accounts receivable in the ordinary course of business or in connection with the collection or compromise thereof in the ordinary course of business, (xi) the sale, disposal, abandonment, cancellation or lapse of Intellectual Property rights, or any issuances or registrations, or applications for issuances or registrations, of any Intellectual Property rights, in each case, (a) done in the ordinary course of business and (b) which, in the reasonable good faith determination of the Borrower are uneconomical, or not material to the conduct of the business of the Borrower and/or its Subsidiaries, (xii) the transfer of assets to an SPE, provided such transfer of assets is structured as a true sale and is in an amount not materially greater than the amount reasonably necessary to allow an SPE to consummate an SPE Project Financing; and (xiii) other transfers of assets having a fair market value of not more than $500,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Plug Power” shall have the meaning assigned to such term in the Preamble.

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s Common Stock.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.4(b).

“Project” means a fuel cell energy project that is subject to a Project Financing Agreement, including with respect to which there is a Project Restricted Account.

“Project Documents” means, for any Project: all material agreements and contracts relating to the acquisition, construction, development, ownership, operation and maintenance of such Project, in each case other than a Project Financing Agreement.

“Project Financing Agreement” means, for any Project, any material lease or financing agreement that meets all of the following requirements: (a) is entered into in the ordinary course of business by Borrower or any SPE and consistent with past practices or industry norms, (b) provides for the lease or non-recourse debt financing of such Project, (c) has terms, conditions and structures that are either (i) not materially adverse to the Lender relative to the Project Financing Agreements of Borrower that exist as of the Closing Date or (ii) approved in writing by the Lender, and (d) is secured by any or all of the following: (i) such Project and related assets (which include, without limitation, the Equipment comprising a Project, the generation of power from a Project, receivables arising therefrom and cash proceeds thereof (and receivables arising from the servicing thereof and the cash proceeds thereof), (ii) cash collateral permitted under the definition of Permitted Liens, (iii) the Deposit Account in which such cash collateral is maintained, (iv) the power purchase agreements and other Project Documents related thereto, and (v) documents, books and records related to such Project and such assets, including project finance documents that are entered into specifically in connection with a Project or any other Project (and its related assets) with the same Project Lender under any Project Financing Agreement.

“Project Financing Documents” means any Project Financing Agreement and any agreements, certificates, schedules and other documents delivered thereunder or in connection therewith.

“Project Lender” means any lessor or lender party to a Project Financing Agreement.

“Project Restricted Accounts” means, with respect to any Project, the deposit account(s) and/or securities account(s) that have been established pursuant to or in connection with the Project Financing Documents relating to such Project (and any other Projects subject to such Project Financing Documents) for the purpose of securing such Project Financing Documents, including, without limitation, for collecting, allocating and distributing proceeds generated by such Project(s). For the avoidance of doubt, Borrower shall comply with Section 7.13(b) with respect to any allocation or distribution of such proceeds.

“Qualified Subsidiary” means any direct or indirect Subsidiary (other than ServiceCo, any SPE, any Foreign Subsidiary, any Subsidiary of a Foreign Subsidiary, any Subsidiary the material assets of which are the equity interests and debt issued by one or more Foreign Subsidiaries, or any other Subsidiary if such Subsidiary being deemed to be a Qualified Subsidiary could reasonably be expected to have an adverse tax consequence for the Borrowers or any of their Subsidiaries) representing (a) individually, more than 5% of the consolidated assets or consolidated revenue of the Borrower and its Subsidiaries, on a consolidated basis, or (b) collectively with all non-Qualified Subsidiaries, more than 10% of the consolidated assets or consolidated revenue of the Borrower and its Subsidiaries, on a consolidated basis; provided that only tangible assets (and no acquisition accounting for intangible assets) shall be used in the calculation of such Subsidiaries’ assets.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“SEC” means the Securities and Exchange Commission.

“Secondary Closing Date” has the meaning assigned to such term in the recitals to this Agreement.

“Secondary Closing Date Closing Fee” means One Hundred Fifty Thousand and No/100 Dollars ($150,000.00).

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Series C Preferred Stock” means Plug Power’s Series C Convertible Preferred Stock, par value of $0.01 per share, issued under the Certificate of Designation of Series C Convertible Preferred Stock of Plug Power, as in effect on the Closing Date.

“Series C Certificate of Designation” means the Certificate of Designation of Series C Convertible Preferred Stock of Plug Power, as in effect on the Closing Date.

“Series E Certificate of Designation” means the Certificate of Designation of Series E Convertible Preferred Stock of Plug Power, as in effect on the Closing Date.

“Series E Preferred Stock” means Plug Power’s Series E Convertible Preferred Stock, par value of $0.01 per share, issued under the Certificate of Designations of Series E Convertible Preferred Stock of Plug Power, as in effect on the Closing Date.

“ServiceCo” means Proton Services Inc., a Delaware corporation.

“SPE” means a subsidiary of Plug Power that is a bankruptcy-remote special purpose entity formed for the sole purpose of financing one or more Projects pursuant to an SPE Project Financing; provided, however that ServiceCo is not an SPE.

“SPE Project Financing” means the financing of a Project including (i) Project Financing Agreement of an SPE, provided that any such Loan is secured solely by the assets of such Project consistent with the definition of Project Financing Agreement, and (ii) the issuance of equity securities of such SPE.

“Specified Customer Agreements” means that certain Amended and Restated Power Purchase Agreement, dated as of September 1, 2015 (as modified from time to time in accordance with its terms, the “Walmart Agreement”), by and between Plug Power and Wal-Mart Stores East, LP, as amended as of the Closing Date, and as supplemented from time to time by additional addenda thereto as contemplated under the Walmart Agreement.

“Specified Date” has the meaning given to it in Section 2.8.

“Staffing Confirmation” has the meaning given to it in the Master Agreement.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Lender in its sole discretion.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Supporting IP” shall have the meaning assigned to such term in the Master Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” means the Initial Term Loan and any Incremental Term Loan.

“Term Loan Advance” means the advance of any Term Loan proceeds under this Agreement, whether on the Closing Date or pursuant to any Incremental Term Loan Commitment.

“Term Loan Commitment” means, collectively, the Initial Term Loan Commitment and the Incremental Term Loan Commitment, if any.

“Term Loan Interest Rate” means 12.00% per annum.

“Term Loan Maturity Date” means December 13, 2022, or such later date as Lender may agree in its sole discretion in writing.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Withholding Agent” means the Lead Borrower and the Lender.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2. THE LOANS

2.1        Term Loans.

(a)               Advances. Subject to the terms and conditions of this Agreement, (i) on the Closing Date, Lender will make a single Advance in the amount of Eighty-Five Million and No/100 Dollars ($85,000,000.00) and (ii) on the Secondary Closing Date, Lender will make a single Advance in the amount of Fifteen Million and No/100 Dollars ($15,000,000.00); provided that, as a condition to the advance made on the Secondary Closing Date, Borrower shall have paid to Lender the Secondary Closing Date Closing Fee.  Borrower shall have no right to reborrow any amount repaid or prepaid with respect to the Initial Term Loan, except as otherwise may be permitted pursuant to Section 2.7(a)(i).

(b)               Advance Request. To obtain the Initial Term Loan or any Incremental Term Loan, Lead Borrower shall complete, sign and deliver an Advance Request (at least three (3) Business Days before the Closing Date or Advance Date, as applicable) to Lender.  Lender shall fund such Term Loan in the manner requested by the Advance Request; provided that each of the conditions precedent set forth herein, including in Section 4 of this Agreement, and applicable to such Term Loan is satisfied as of the requested Advance Date.

(c)             Interest.  The outstanding principal balance of each Term Loan shall bear interest thereon from the Advance Date pertaining thereto at the Term Loan Interest Rate.  Interest on the outstanding principal balance of each Term Loan shall be calculated daily on the basis of a 360-day year and actual days elapsed.  All accrued and unpaid interest on all outstanding Term Loans shall be paid in arrears (i) on the date of, and from the aggregate amount of, any payment made to Lender pursuant to Section 2.1(d)(i), below, and (ii) on the Term Loan Maturity Date.  If, as of the last Business Day of any month, accrued and unpaid interest has not been paid in full pursuant to Section 2.1(d)(i), below, such interest then owing shall compound and be capitalized and added to the principal amount of all Term Loans on each such date, until the principal amount of all Term Loans has been repaid or prepaid, and shall be due and payable on the date of repayment or prepayment, as applicable, of the unpaid principal amount of the Term Loans.  For the avoidance of doubt, compounding and capitalization of interest as aforesaid shall not constitute a default for purposes of Section 9.1 until such interest shall fail to be paid on the date of such repayment or prepayment, as applicable.  Any interest owing after the Term Loan Maturity Date shall be due and payable on demand.

(d)               Payments.

(i)                At any time that any amount shall be payable to Borrower from a Project Restricted Account, including any cash collateral released therefrom, Borrower shall cause such amount to be paid directly to the Lender at the Lender Account.  If, notwithstanding the foregoing, any such amount shall be paid directly to Borrower, Borrower (x) shall receive and hold such amount in trust for the Lender, (y) shall not commingle such amount with any other assets or funds of Borrower, and (z) shall, within three (3) Business Days following such receipt, pay such amount to the Lender at the Lender Account in the form received, with any necessary endorsements. Each such payment described in this Section 2.1(d)(i) shall be applied to the Secured Obligations in order of the following priority: first, to pay any fees, costs or expenses then due and payable to the Lender under the Loan Documents, second, to pay all accrued and unpaid interest on the outstanding principal amount of all Term Loans, and third, to the outstanding principal amount of all Term Loans until the Loans are Paid In Full.  Without limiting the foregoing, the then-outstanding principal balance of all Advances, and all accrued but unpaid interest thereunder, and any and all other Secured Obligations under the Loan Documents shall in any event be due and payable on Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense except as otherwise required by law.

(ii)                                  If, as of any Balance Test Date, the payments paid on or prior to such Balance Test Date directly to the Lender pursuant to Section 2.1(d)(i) above are insufficient to pay any fees, costs or expenses then due and payable on or prior to such Balance Test Date,  then Borrower shall have the right to pay in cash any amounts owing under clauses (x) and (y) above within five (5) Business Days after such Balance Test Date.

(iii)                               If, as of any Balance Test Date, the outstanding principal balance of all Term Loans (including any and all interest, if any, that has been compounded, capitalized and added to such principal balance as set forth in Section 2.1(c), above) is not equal to or less than the amount set forth opposite such Balance Test Date on the Amortization Schedule, then Borrower shall have the right to pay in cash any such deficiency within one (1) Business Day after such Balance Test Date.

(e)                                              Resizing of Loans; Amortization Schedule.  Borrower and Lender agree that the Amortization Schedule in existence on the Closing Date has been prepared in reliance on Escrow Release Amounts projected to be released and utilized to repay the Loans in accordance with Section 2.1(d) through the fiscal year ending December 31, 2019.  As of January 1, 2020, the Amortization Schedule shall be deemed to be automatically amended, such that the Amortization Schedule incorporates the actual Escrow Release Amounts released and utilized to repay the Loans during the fiscal year ending December 31, 2019, and which amended Amortization Schedule will (i) be prepared using the loan resizing formula set forth in Schedule 2.1(e) and (ii) be calculated assuming that Borrower will make a payment of Eight Million and No/100 Dollars ($8,000,000.00) to Lender on the Term Loan Maturity Date.  Within fifteen (15) Business Days of December 31, 2019, Borrower shall be required to prepay the Term Loans in an aggregate amount equal to the lesser of (x) Fifteen Million and No/100 Dollars ($15,000,000.00) and (y) the difference between (1) the amount set forth under the heading “Max Outstanding Balance” opposite the Balance Test Date of December 31, 2019 on the Amortization Schedule in effect as of the Closing Date and (2) the amount set forth under the heading “Max Outstanding Balance” opposite the Balance Test Date of December 31, 2019 on the amended Amortization Schedule.  Lender agrees to deliver to Borrower an updated Amortization Schedule, which has been amended in accordance with this Section 2.1(e), as soon as reasonably practicable after December 31, 2019.

2.2                                           Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of New York shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, reasonable and documented out-of-pocket costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3                                           Default Interest. Upon the occurrence and during the continuation of an Event of Default hereunder, all outstanding Secured Obligations, including principal, interest, compounded interest, fees and other amounts owing hereunder shall, to the extent permitted by applicable law, bear interest at the Default Rate, with such Default Rate to be effective on the first date as of which the applicable Event of Default occurs notwithstanding the fact that such Event of Default may not be reported or otherwise discovered until a subsequent date.

2.4                                           Prepayment.

(a)                                 Borrower shall not be permitted to prepay any portion of the outstanding Term Loans prior to August 1, 2019.

(b)                                 At any time on or after August 1, 2019, at its option upon at least one (1) Business Day prior written notice to Lender from Lead Borrower, Borrower may prepay in whole or in part the outstanding Term Loans by paying the entire outstanding principal balance (or a portion thereof) and all accrued and unpaid interest thereon, and, if applicable, a prepayment charge equal to (i) if such prepayment occurs at any time during the period beginning on August 1, 2019 through and including January 31, 2020, ten percent (10.0%) of the amount of Term Loans being prepaid, (ii) if such prepayment occurs at any time during the period beginning on February 1, 2020 through and including January 31, 2021, five percent (5.0%) of the amount of Term Loans being prepaid, and (iii) if such prepayment occurs at any time on or after February 1, 2021, one percent (1.0%) of the amount of Term Loans being prepaid (any such charge specified in clause (i), (ii) or (iii) above, a “Prepayment Charge”).  Borrower shall not be obligated to pay a Prepayment Charge (and no Prepayment Charge will be due) with respect to (x) any Term Loan that is repaid with amounts released from a Project Restricted Account or (y) any prepayment required pursuant to Section 2.1(e) or permitted pursuant to Section 7.22.  Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances.  Notwithstanding the foregoing, Lender agrees to waive the Prepayment Charge if Lender (in its sole, absolute and unfettered discretion) agrees in writing to refinance the Term Loans prior to the Term Loan Maturity Date.

(c)                               Borrower shall prepay the Secured Obligations in full under and as required by Section 7.5(b) hereof.

2.5                                           Notes.  The Loans made by Lender shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business.  The accounts and records maintained by Lender shall be conclusive absent manifest error of the amounts of the Loans made by Lender to Borrower and the interest and payments thereon.  Borrower shall execute and deliver to Lender (and/or, if applicable and so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.12 promptly after Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.

2.6                                           Taxes.

(a)                                                   Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                                    Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c)                                                     Indemnification by the Borrower.  The Borrower shall indemnify the Lender within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)                                                    Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.6, the Lead Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)                                                     Status of Lender.

(i)                                Upon Lead Borrower’s request, Lender shall deliver to Lead Borrower such properly completed and executed documentation reasonably requested by Lead Borrower as will permit payments to be made under the Loan Documents without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Lead Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Lead Borrower as will enable Lead Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.6(e) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii)                            Without limiting the generality of the foregoing, the Lender shall deliver to Lead Borrower on or prior to the date on which the Lender makes the Term Loan Advance under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Lender), executed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax.

(f)                                                     Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.6 (including by the payment of additional amounts pursuant to this Section 2.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)                                                    Survival. Each party’s obligations under this Section 2.6 shall survive the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.7                               Incremental Term Loans.

(a)                                 From time to time after the Closing Date and in accordance with this Section 2.7, Borrower and Lender may enter into an agreement to increase the aggregate amount of the Loans (each such increase, an “Incremental Term Loan Commitment”) and, subject to such Incremental Term Loan Commitment, Borrower may borrow additional Term Loans (each, an “Incremental Term Loan”) so long as the following conditions are satisfied:

(i)                       the aggregate outstanding principal amount of all Term Loan Advances, including all Incremental Term Loan Commitments made or requested to be made, and after giving effect to any repayment or prepayment of any Term Loans hereunder, shall not, at any time, exceed One Hundred Million and No/100 Dollars ($100,000,000.00) or such greater amount as Lender may determine in its sole and absolute discretion;

(ii)                    Borrower shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by Lender in connection with and ay the time of any such proposed increase;

(iii)                 at the time of and immediately after giving effect to any such Incremental Term Loan and Incremental Term Loan Commitment, (x) the representations and warranties set forth in this Agreement shall be true and correct in all material respects with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, and (y) no Default or Event of Default shall have occurred and be continuing;

(iv)                any collateral securing the Initial Term Loan or any other Secured Obligations shall also secure any Incremental Term Loan on a pari passu basis and any collateral securing any Incremental Term Loan shall also secure the Initial Term Loan and all other Secured Obligations on a pari passu basis;

(v)                   Lead Borrower shall have delivered to Lender, (1) to the extent requested by Lender, a Note evidencing Incremental Term Loans, issued by the Borrower, and (2) an Advance Request, duly executed by Lead Borrower’s Chief Executive Officer or Chief Financial Officer; and

(vi)                all other terms and conditions with respect to any such Incremental Term Loan Commitments shall be reasonably satisfactory to Lender.

(b)                                 Lead Borrower shall provide at least five (5) Business Days’ written notice to Lender of any proposal to establish an Incremental Term Loan Commitment.  Neither Lender nor any successor thereto shall have any obligation, express or implied, to offer or agree to provide any Incremental Term Loan Commitment, and any decision by Lender to establish (or not establish) an Incremental Term Loan Commitment shall be made in its sole discretion.  Lender shall notify Lead Borrower in writing about whether it will offer an Incremental Term Loan Commitment and the amount of such Incremental Term Loan Commitment within five (5) Business Days of its receipt of Lead Borrower’s request.

(c)                                  Subject to subsections (a) and (b) above, any Incremental Term Loan Commitment requested by Lead Borrower shall be effective upon delivery to Lender of each of the following documents:

(i)                         certified copy of resolutions of Borrower’s board of directors or other governing body evidencing approval of the Incremental Term Loan Commitment;

(ii)                      a certificate of Lead Borrower signed by its Chief Executive Officer or Chief Financial Officer, in form and substance reasonably acceptable to Lender, certifying that each of the conditions in subsection (a) of this Section 2.17 has been satisfied; and

(iii)                   any other certificates or documents that Lender shall reasonably request, in form and substance reasonably satisfactory to Lender.

(d)          Notwithstanding anything contained herein to the contrary, neither Borrower nor Lender shall be obligated at any time to enter into any agreement to provide Incremental Term Loans or Incremental Term Loan Commitments, and any obligation of Lender to make Incremental Term Loans pursuant to any Incremental Term Loan Commitment shall be subject to the terms and conditions set forth herein, including, without limitation, the conditions set forth in Section 4 hereof.

2.8                         Deployment Commitment.  If, on the earlier of (a) the date Borrower has prepaid in full all Secured Obligations and (b) December 31, 2021 (the “Specified Date”), Borrower has failed to procure, for the purpose of financing additional projects, from Generate Lending, LLC, or an affiliate thereof, structured project financing in an aggregate amount of at least Fifty Million and No/100 Dollars ($50,000,000.00), which financing shall not include any Term Loans made pursuant to this Agreement, Borrower will, within five (5) Business Days of the Specified Date, pay Lender a deployment fee equal to (i)(x) the aggregate amount of all structured project financing procured by Borrower from Generate Lending, LLC or an affiliate thereof (not including any Term Loans made pursuant to this Agreement) to finance such additional projects, divided by (y) $50,000,000.00, multiplied by (ii) One Million, Five Hundred Thousand and No/100 Dollars ($1,500,000.00); provided, that, for a Specified Date occurring pursuant to clause (a) above, such payment shall be made directly to Lender at an account specified by Lender, and such payment shall be held in escrow by Lender until December 31, 2021, at which time the deployment fee shall be recalculated based on the amount of all structured project financing procured by Borrower from Generate Lending, LLC or an affiliate thereof (not including any Term Loans made pursuant to this Agreement) as of such date, and any excess shall be refunded to Borrower; provided, further, that, for a Specified Date occurring pursuant to clause (b) above, such payment shall be made directly to the Lender Account and shall not be subject to any refund or reimbursement.  For example, if, as of the Specified Date, Borrower has procured Twenty-Five Million Dollars ($25,000,000) from Generate Lending, LLC to finance additional projects, the deployment fee would be Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (($25,000,000.00 divided by $50,000,000.00) times $1,500,000.00).  For the avoidance of doubt, nothing in this Section 2.8 shall represent a commitment on behalf of Generate Lending, LLC or any of its affiliates to provide any loans or other financing outside the scope of this Agreement and does not create any obligations or liability on the part of Generate

Lending, LLC or any of its affiliates in connection therewith.  This Section 2.8 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement.

SECTION 3. SECURITY INTEREST

3.1                            As security for the prompt and complete payment when due (whether on the Payment Dates, Balance Test Dates or otherwise) of all the Secured Obligations, Borrower grants to Lender a security interest in all of Borrower’s right, title, and interest in and to the following personal property, in each case, whether now owned or existing or hereafter acquired or arising (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; (j) furniture; (k) Commercial Tort Claims; and (l) Intellectual Property, in each case, wherever located, and including any of Borrower’s property in the possession or under the control of Lender; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

3.2                            Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, nor anything else in any of the Loan Documents, the Collateral shall not include: (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock of any Foreign Subsidiary (or of any holding company, substantially all the assets of which consist directly or indirectly of equity interests or debt issued by one or more Foreign Subsidiaries) which shares entitle the holder thereof to vote for directors or any other matter; (b) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise; (c) any permits, state or local franchises, charters, authorizations or licenses issued to any Borrower as the holder or licensee thereof, or any Project Financing Document to which any Borrower or any SPE is party, or any other contracts or other agreements to which any Borrower or any SPE is a party (including, without limitation, those agreements set forth on Schedule 3.2) and any Project, equipment or other property subject thereto (including, without limitation, leased or pledged thereunder), now existing or entered into in the future, in each case only (x) to the extent and for so long as the terms of such permit, franchise, charter, authorization, license, lease, contract or other agreement effectively (after giving effect to Sections 9-406 through 9-409, inclusive, of the UCC in the applicable state (or any successor provision or provisions) or any other applicable laws) prohibits the creation by such Borrower of a security interest in such permit, license, lease, contract or other agreement or any Project, equipment or other property subject thereto in favor of the Lender or would result in an effective invalidation, termination, default or breach of the terms of any such permit, license, lease, contract or other agreement (after giving effect to Sections 9-406 through 9-409, inclusive, of the UCC in the applicable state (or any successor provision or provisions) or any other applicable laws) in each case unless and until any required consents are obtained and (y) solely to the extent of the underlying obligations secured thereby, provided that if and when the prohibition which prevents the granting of a Lien is removed, terminated or otherwise becomes unenforceable as a matter of law (including, without limitation, the termination of any such security interest resulting from the satisfaction of the obligations secured thereby), and notwithstanding any previous release of Lien provided by the Lender requested in connection with respect to any such obligations, the Collateral will be deemed to include, and at all times to have included, such permits, state or local franchises, charters, authorizations, licenses, leases, contracts or other agreements and any Project, equipment or other property subject thereto, in each case without further action or notice by any Person; (d) any capital stock or other equity interest of any SPE; (e) any equipment securing purchase money indebtedness or Indebtedness relating to capital leases if the granting of a Lien to any third party is prohibited by the agreement(s) setting forth the terms and conditions applicable to such Indebtedness, but only if such Indebtedness and the Liens securing the same are permitted by this Agreement, provided that if and when the prohibition which prevents the granting of a Lien in any such equipment is removed, terminated or otherwise becomes unenforceable as a matter of law (including, without limitation, the termination of any such security interest resulting from the satisfaction of the Indebtedness secured thereby), and notwithstanding any previous release of Lien provided by the Lender requested in connection with respect to any such Indebtedness, the Collateral will be deemed to include, and at all times shall have included, such equipment without further action or notice by any Person; and (f) any Deposit Accounts that constitute Project Restricted Accounts, but only so long as such Project Restricted Accounts are prohibited from being pledged to the Lender pursuant to the applicable Project Financing Documents.

3.3                               Lender agrees that the security interest granted in Section 3.1 shall continue until the Secured Obligations (other than contingent indemnification or reimbursement obligations that are not yet due and payable) have been paid in full and Lender has no further commitment or obligation hereunder or under the other Loan Documents to make any further Advances, at which time Lender shall promptly terminate the security interest and, at Borrower’s expense, take all actions reasonably requested by Borrower to evidence such termination, including the prompt return of any possessory collateral held by Lender.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligation of Lender to make the Loans hereunder are subject to the satisfaction by Borrower of the following conditions, the satisfaction of which shall be determined by the Lender in its reasonable discretion:

4.1                          Initial Advance. On or prior to the Closing Date, as a condition to the advance of the Initial Term Loan:

(a)                   Borrower shall have delivered to the Lender the following:

(i)                         executed copies of the Loan Documents, a legal opinion of Borrower’s counsel, and all other documents and instruments reasonably required by the Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of the Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to the Lender;

(ii)                      certified copy of resolutions of Borrower’s board of directors or other governing body evidencing approval of the Initial Term Loan and other transactions evidenced by the Loan Documents;

(iii)                   certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(iv)                  secretary’s certificates as to incumbency;

(v)                     a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(vi)                  payment of the Closing Date Closing Fee and reimbursement of the Lender’s current expenses reimbursable pursuant to this Agreement and which have been invoiced to Borrower prior to the date hereof;

(vii)               evidence of the funds in the Project Restricted Accounts in the amount of Eighty-eight million, six hundred fifty-eight thousand, two hundred fifty-five and No/100 Dollars ($88,658,255.00) as of Closing Date;

(viii)            a closing certificate duly executed by Lead Borrower’s Chief Financial Officer certifying that since September 30, 2018, no event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect has occurred;

(ix)                  an executed copy of a payoff letter in form and substance reasonably satisfactory to Lender from NY Green Bank, a division of the New York State Energy Research & Development Authority with respect to the payoff of, and release of all security interests securing, the Indebtedness owed under the Existing Credit Agreement;

(x)                     copies of all of Borrower’s material sale leaseback financing agreements and all collateral release agreements and schedules related thereto;

(xi)                  copies of all Specified Customer Agreements;

(xii)               an Amendment to Staffing Confirmations and Maintenance Services Confirmation, duly executed by each of Plug Power and ServiceCo, and

(b)            Borrower shall have sent a Letter of Direction to each of the banks listed on Schedule 5.17, which Letter of Direction directs the Escrow Release Amounts to be deposited into the Lender Account, and shall have delivered to Lender countersigned copies of each such Letter of Direction; and

(c)                At least five (5) days prior to the Closing Date, all documentation and other information required by bank regulatory authorities or reasonably requested by Lender under or in respect of applicable “know your customer” and anti-money laundering legal requirements including the Patriot Act.

4.2                            All Advances. Without duplicating any delivery under Section 4.1, above, on each Advance Date:

(a)         Except with respect to the Secondary Closing Date, the Lender shall have received (i) an Advance Request for the Advance as required by Section 2.1(b) duly executed by Lead Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Lender may reasonably request;

(b)         Except with respect to the Secondary Closing Date, the representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date;

(c)          Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after the Advance no Default or Event of Default shall have occurred and be continuing;

(d)         Except with respect to the Secondary Closing Date, each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request;

(e)          Except with respect to the Secondary Closing Date, Borrower shall have delivered all Financial Statements due under Section 7.1 as of such Advance Date; and

(f)           With respect to each Incremental Term Loan, Borrower has paid Lender the Incremental Closing Fee applicable to such Incremental Term Loan.

4.3                            No Default or Event of Default. As of the Closing Date and each Advance Date, (i) no Default or Event of Default shall have occurred and be continuing; and (ii) no event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

4.4                            Post-Closing Conditions.

(a)         Within the applicable time periods set forth in Section 6.2, Borrower shall have delivered to Lender the certificates of insurance and endorsements described in such Section 6.2.

(b)         Within ten (10) Business Days after the Closing Date (or such later date as determined by Lender in its sole discretion), Borrower shall have delivered to Lender, with respect to the Existing Credit Agreement, documentation evidencing (i) notice of termination of any direction letters delivered under the Existing Credit Agreement, in each case executed by NY Green Bank, (ii) Intellectual Property security releases relating to the termination of the Existing Credit Agreement, (iii) releases with respect to any account control agreements entered into pursuant to the Existing Credit Agreement, (iv) releases with respect to any landlord or bailee agreements entered into pursuant to the Existing Credit Agreement, (v) the proper filing of each UCC termination statement applicable to each UCC financing statement filed by NY Green Bank against any Borrower as Debtor and encumbering any portion of the Collateral, and (vi) any additional discharges of security interests, pledges, guarantees, documents, instruments or other releases as Lender may reasonably request to further evidence the termination of all security interests or pledges made in favor of NY Green Bank.

(c)    Within sixty (60) days after the Closing Date (or such later date as determined by Lender in its sole discretion), Borrower shall have delivered to Lender collateral access agreements (each, a “Collateral Access Agreement”), for each location of Borrower listed on Schedule 4.4(c) hereto, each of which shall have been executed by the fee owner of real estate leased by a Borrower (such real estate, “Leased Property”), each landlord of such Leased Property (if different from the fee owner of such Leased Property), and all mortgagees of such Leased Property.

(d)   Within thirty (30) days after the Closing Date (or such later date as determined by Lender in its sole discretion), Borrower shall have delivered to Lender all Account Control Agreements required hereunder.

(e)    Within fifteen (15) Business Days after the Closing Date (or such later date as determined by Lender in its sole discretion), Borrower shall have delivered to Lender stock certificates representing 100% of the issued and outstanding equity of each of Emerging and Emergent, duly endorsed and with accompanying transfer powers.

(f)     Within thirty (30) days after the Closing Date, Borrower shall have closed each of (i) that certain deposit account ending in [REDACTED] maintained with Wilmington Trust and (ii) that certain deposit account ending in [REDACTED] maintained with M&T Bank, and, in each case, shall have transferred all funds therein to a Deposit Account with respect to which Lender has an Account Control Agreement.

(g)          By not later than June 30, 2019, Plug Power and Lender will mutually select a mutually acceptable valuation firm to calculate the Liquidation Value.  By no later than September 30, 2019, Lender shall have received a report from such valuation firm detailing the calculation of the percentages specified in clause (b) of the definition of Liquidation Value, which report shall be in form and substance reasonably satisfactory to Lender in all respects and which report shall be prepared and delivered at the sole cost and expense of Borrower.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1                         Corporate Status. Borrower is a corporation, limited liability company or limited partnership duly organized, legally existing and in good standing under the laws of its state of jurisdiction and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date.

5.2                            Collateral.  Borrower owns the Collateral, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Lender a Lien in the Collateral as security for the Secured Obligations.

5.3                            Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents: (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate in any material respect any material contract or agreement or require the consent or approval of any other Person which has not already been obtained, including for the avoidance of doubt, any counterparty of Borrower under a Material Financing Agreement. The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4                               Material Adverse Effect. Since September 30, 2018, no event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

5.5                            Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or its property, that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect.

5.6                            Laws.

(a)                              Borrower is not in violation of any law, rule or regulation (including Environmental Laws), or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. No event of default or event that with the passage of time could result in an event of default exists under any Project Documents or Material Financing Agreement. In addition, to the knowledge of Borrower with respect to any Person other than Borrower or its Subsidiaries, no event of default or event that with the passage of time would result in an event of default exists under any provision of the Project Documents or any other agreement or instrument evidencing material Indebtedness, or any other material agreement to which it is a party or by which it is bound that default is reasonably be expected to result in a Material Adverse Effect. Borrower, its Affiliates and, to the knowledge of the Borrower and its Affiliates, any agent or other party acting on behalf of Borrower or its Affiliates are in compliance with all applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations, and none of the funds to be provided under this Agreement will be used, directly or indirectly, for any activities in violation of such laws and regulations.

(b)                                 There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which could reasonably be expected to interfere with or prevent continued material compliance, or which could reasonably be expected to give rise to any common law or statutory liability, under, relating to or in connection with any Environmental Law, or otherwise form the basis of any material claim, action, suit, proceeding, hearing or investigation under applicable law based on or related to the manufacture, processing, distribution, use, treatment, storage, transport or handling, or the release or threatened release into the environment, of any Hazardous Material with respect to any Borrower or their respective Subsidiaries, or any of their respective businesses, in each case that could reasonably be expected to have a Material Adverse Effect.

(c)                                  Borrower and its Subsidiaries (i) are in compliance with any and all applicable Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except in each case where noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect on Borrower and its Subsidiaries, taken as a whole. Borrower and its Subsidiaries are not aware of any existing liabilities concerning hazardous or toxic substances or wastes, pollutants or contaminants, that could reasonably be expected to have a Material Adverse Effect on the capital expenditures, earnings or competitive position of Borrower and its Subsidiaries. To the knowledge of Borrower, no property which is or has been owned, leased, used, operated or occupied by Borrower or its Subsidiaries has been designated as a “superfund site” pursuant to the Comprehensive Environmental Response, Compensation of Liability Act of 1980, as amended (42 U.S.C. Section 9601, et. seq.), or otherwise designated as a contaminated sit under applicable state or local law. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect on Borrower and its Subsidiaries, taken as a whole.

5.7                         Information Correct and Current. No information, report, Advance Request, financial statement, certificate, exhibit or schedule furnished, by or on behalf of Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Lender, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to

Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular projections will be realized and that actual results may differ materially).

5.8                            Tax Matters. Except as described on Schedule 5.8 and except those being contested in good faith with adequate reserves under GAAP, (a) Borrower has filed all federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any, (including any taxes being contested in good faith and by appropriate proceedings), in each case in excess of $200,000.00 and as to which adequate reserves (determined in accordance with GAAP) have been established.

5.9                            Intellectual Property.

(a)                                 Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property material to Borrower’s business. Except as described on Schedule 5.9(a), (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made in writing to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in breach thereof or has failed to perform any obligations thereunder, except as would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Except as described on Schedule 5.9(b), Borrower has all material rights with respect to Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Article 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in inbound license agreements and equipment leases where Borrower is the licensee or lessee.

5.10                        Litigation.   Except as described on Schedule 5.10, (a) there are no actions, suits, proceedings or investigations pending or, so far as the officers of Lead Borrower, or any of them, know, threatened (in writing) before any court or administrative agency naming any Borrower or any Subsidiary of any Borrower as a party or target that, and (b) no Intellectual Property owned by Borrower nor any Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened in writing litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof, in either case, that, if adversely determined, could reasonably be expected, in any particular case or in the aggregate, to have a Material Adverse Effect. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. Neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products (in each case, other than the Supporting IP) infringes the Intellectual Property or other rights of others.  Neither Borrower’s nor ServiceCo’s use of the Supporting IP infringes the Intellectual Property or rights of others.

5.11                        Financial Accounts. Exhibit E, as may be updated by Lead Borrower in a written notice provided to Lender after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Qualified Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Qualified Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, the complete account number therefor, and whether and to what extent such account is restricted and not subject to the Lien of Lender under this Agreement.

5.12                        Employee Loans. Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party, other than as permitted under clause (viii) of the definition of “Permitted Investments”.

5.13                        Capitalization and Subsidiaries.  Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.13A annexed hereto.  Borrower does not own any stock, partnership interest or other securities of any Person, except as set forth on Schedule 5.13B. Attached as Schedule 1, as may be updated by Lead Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

5.14                        Investment Company Act; Public Utility Holding Company Act; Federal Power Act. Borrower and its Subsidiaries are not required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by Borrower of any of the Loan Documents to which it is a party, or the issuance of any Note, violates any provisions of such Act or requires any consent, approval, or authorization of, or registration with, any Governmental Authority pursuant to any of the provisions of such Act.  None of Borrower or any of its Subsidiaries is (i) a “holding company” or a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, (ii) a “public utility,” as such term is defined in the Federal Power Act, as amended, or (iii) subject to regulation as a “retail electricity supplier,” an “electric supplier” or a “public utility” under the laws of any state or jurisdiction.

5.15                        Project Financing Arrangements. Attached hereto as Schedule 5.15 are: (i) a true, complete and correct list of Borrower’s Projects relating to the Escrow Release Schedule, including a description of each such Project; (ii) a list of the material Project Documents to which any Borrower is a party or otherwise relating to each such Project; (iii) a list of all Material Financing Agreements; and (iv)

a list and description of all Project Restricted Accounts maintained by Borrower or its lender, lessor or collateral agent in connection with the Indebtedness or lease financing of such Project. With respect to such Projects:

(a)                                 The material Project Documents listed on Schedule 5.15 have been duly and validly executed and delivered by the parties thereto, are in full force and effect and have not been amended, modified, supplemented or terminated, except as expressly set forth on Schedule 5.15. The copies of all Material Financing Documents provided to the Lender by Borrower are true, correct and complete in all material respects.

(b)                                 There exists no uncured breach or default under any Project Document or any Material Financing Agreement, and no party to any Project Document or any Material Financing Agreement has the right to terminate any such Project Document or Material Financing Agreement, or otherwise accelerate the maturity of any payments due thereunder.

(c)                                  Each Escrow Release Amount set forth on the Escrow Release Schedule is true and accurate as of the Closing Date.

5.16                        ServiceCo. ServiceCo owns or has valid rights to all of the Intellectual Property, inventory and other assets reasonably required for it to perform its obligations under the Master Agreement and each Confirmation entered into by the parties thereto for the entire term thereof.

5.17                        Escrow Release Schedule. Attached hereto as Schedule 5.17 is a true, correct and complete Escrow Release Schedule that sets forth, on a quarterly basis, the amounts scheduled to be distributed or paid to Borrower from certain Project Restricted Accounts for each Project related to such amounts to be distributed or paid under such Escrow Release Schedule as in existence on the date hereof, assuming that Borrower meets its current revenue and expense projections for each such Project.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1                               Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3.  Borrower must maintain a minimum of $1,000,000 of commercial general liability insurance for each occurrence. So long as there are any Secured Obligations outstanding (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement), Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral; provided that such insurance may be subject to standard exceptions and deductibles.

6.2                            Certificates. Borrower shall deliver to Lender within 30 days following the Closing Date, certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Lender (shown as “Generate Lending, LLC”) is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance;

provided that such endorsements shall be delivered to Lender no more than 45 days after the Closing Date, or such later date as the Lender shall determine in its reasonable discretion.

6.3                            Indemnity. Borrower agrees to indemnify and hold Lender and its officers, directors, employees, agents, advisors, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, reasonable and documented costs and expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort and claims, costs, expenses, damages and liabilities arising from Environmental Laws and/or Hazardous Substances), including reasonable and documented attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral; provided that the foregoing indemnity shall not apply to (i) Liabilities to the extent they (A) are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, willful misconduct or bad faith of the applicable Indemnified Party, or (B) result from a claim brought by Borrower against an Indemnified Party for a material breach of such Indemnified Party’s obligations under this Agreement or any other Loan Document if Borrower has obtained a final and non-appealable judgment in its favor on such claims as determined by a court of competent jurisdiction, (ii) any settlement entered into by such Indemnified Party without Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) and (iii) any disputes solely among the Indemnified Parties and not arising out of or in connection with any act or omission of Borrower or its Subsidiaries. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1                               Financial Reports. Borrower shall furnish to the Lender the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)                                 as soon as practicable (and in any event within thirty (30) days) after the end of each month (or within 45 days after the end of a month that coincides with the end of a calendar quarter; it being agreed that delivery of the financial information required under Section 7.1(b) shall satisfy this Section 7.1(a) for the month coinciding with such fiscal quarter), unaudited interim and year-to-date consolidated financial statements of Lead Borrower and its Subsidiaries as of the end of such month (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Lead Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year-end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)                                 as soon as practicable (and in any event within forty-five (45) days) after the end of each calendar quarter, unaudited interim and year-to-date consolidated financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Lead Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments;

(c)                                  as soon as practicable (and in any event within ninety (90) days after the end of each fiscal year of such entity, (i) unqualified audited financial statements of Borrower as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to the Lender, accompanied by any management report from such accountants delivered to Borrower, which financial statements shall be without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit; and (ii) unaudited financial statements of ServiceCo as of the end of such year, including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against ServiceCo) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by ServiceCo’s Chief Executive Officer or a Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (x) for the absence of footnotes, and (y) that they are subject to normal year-end adjustments;

(d)                                 simultaneously with the delivery of each of the financial statements described in clauses (a), (b) and (c) above, a Compliance Certificate in the form of Exhibit F;

(e)                                  as soon as practicable (and in any event within thirty (30) days) after the end of each month, a report showing agings of accounts receivable and accounts payable;

(f)                                   promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made generally available to holders of its Preferred Stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the SEC or any governmental authority that may be substituted therefor, or any national securities exchange;

(g)                                  at Lender’s request, copies of all notices, minutes, consents and other materials that Borrower provides to its directors in connection with meetings of the Board of Directors, provided that in all cases Borrower may exclude confidential compensation information, any attorney-client privileged information and any information that may raise a conflict of interest with respect to Lender;

(h)                                 financial and business projections promptly following their approval by Borrower’s Board of Directors, and in any event, within thirty (30) days after to the end of Borrower’s fiscal year, as well as budgets, operating plans and other financial information reasonably requested by Lender;

(i)                                     any amendment to any of the Specified Customer Agreements; and

(j)                                    notwithstanding anything in the foregoing Section 7.1, documents required to be delivered pursuant to Sections 7.1(b) and 7.1(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at Borrower’s website address or on which such financial statements and/or other documents are posted on the SEC’s website on the Internet at www.sec.gov.

7.2                               Performance Reports.  Lead Borrower shall furnish to Lender:

(a)                                 within thirty (30) days after the end of each calendar month and as otherwise reasonably requested by Lender, site reports on all Projects related to the Escrow Release Schedule, including uptime availability performance, which site reports shall be in form and substance satisfactory to Lender in all respects; and

(b)                                 within thirty (30) days after the end of each quarter, a report on Borrower’s projected deployment pipeline, including a list of any future power unit or fueling system deployments (including expected commissioning date, expected number and type of power units and fueling systems, expected location of power units and fueling systems, counterparty and technology replaced) for which Borrower began to incur expenses in the calendar quarter corresponding to such report, in the form set forth on Schedule 7.2(b).

7.3                            Performance of Contracts. Borrower shall perform its obligations under the Project Documents and the Material Financing Agreements. Borrower shall cause ServiceCo to perform its obligations under the Master Agreement and the confirmations thereunder in accordance with the terms thereof.

7.4                            Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents required to perfect or give the highest priority to Lender’s Lien on the Collateral (subject to Permitted Liens) as Lender may reasonably request from time to time; provided that, notwithstanding any other provision of this Agreement, at no time shall leasehold mortgages be required. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Lender, and take all further action that may be necessary and that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby in accordance with the Loan Documents. In addition, and for such purposes only, Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower in accordance with Section 9-504 of the UCC) without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender other than Permitted Liens. Notwithstanding anything to the contrary in this Agreement, Borrower shall have no obligation to take any action under the law of any jurisdiction, other than a jurisdiction of the United States, for, or with respect to, the granting of any security interest or lien, the pledging of any interest, or the perfecting of any security interest, lien or pledge.

7.5                            Indebtedness; Project Financing Agreements.  Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any material Indebtedness or any material obligations under any Project Financing Agreement or take any actions which impose on Borrower an obligation to prepay any Indebtedness or any Project Financing Agreement, except for (a) the conversion of Indebtedness into Common Stock, cash or any combination thereof as and when required pursuant to the terms of the

Convertible Notes Documentation, (b) (i) the required repayment of principal and interest upon any acceleration of the Convertible Notes pursuant to the terms of the Convertible Notes Documentation or (i the repurchase of the Convertible Notes in connection with a Fundamental Change or the redemption of the Convertible Notes as and when required pursuant to the Convertible Notes Documentation, so long as concurrently with any such required repayment, repurchase or redemption described in this clause (b), all of the Secured Obligations hereunder are indefeasibly paid in full in cash, (c) purchase money Indebtedness or obligations under any Project Financing Agreement pursuant to its then-applicable payment or rent schedule or (d) prepayment by any Subsidiary of (i) intercompany Indebtedness owed by such Subsidiary to any Borrower, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower.

7.6                            Collateral. Borrower shall at all times keep the Collateral and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any known legal process affecting the Collateral,  in each case, with a value in excess of $250,000, or any Liens thereon; provided however, that the Collateral and such other property and assets may be subject to Permitted Liens. Borrower shall not agree with any Person other than Lender not to encumber its property (other than holders of Permitted Liens). Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens.

7.7                            Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than (i) Permitted Investments and (ii) to the extent the Convertible Notes constitute capital stock or equity interests and their repurchase or redemption constitutes an Investment, the acquisition of Convertible Notes in accordance with the Convertible Notes Documentation.

7.8                            Distributions. Borrower shall not, and shall not allow any Subsidiary to (a) repurchase or redeem any class of stock or other equity interest other than (i) pursuant to employee, director or consultant repurchase plans, (ii) pursuant to employee stock option plans, (iii) as and when required pursuant to the Series C Certificate of Designation (subject to, for the avoidance of doubt, the specified cumulative limit in the definition “Permitted Series C Repurchases”), (iv) to the extent the Convertible Notes constitute capital stock or equity interests, the payment or delivery of Common Stock, cash or a combination of cash and Common Stock, in each case, in connection with the settlement or conversion of the Convertible Notes and the repurchase or redemption of the Convertible Notes as and when required pursuant to the Convertible Notes Documentation as in effect on the Closing Date, (v) pursuant to agreements entered into in the ordinary course of business, or other similar agreements or in connection with withholding taxes (including in connection with restricted stock agreements) incurred solely in connection with the foregoing, or (v) as and when required pursuant to the Series E Certificate of Designation (subject to, for the avoidance of doubt, the specified cumulative limit in the definition “Permitted Series E Repurchases”); provided, however, in each case (other than clause (iv)) the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest (other than the net exercise of any stock options), or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that (i) a Subsidiary may pay dividends or make distributions to a Borrower, (ii) subject to Section 7.5(b), Borrower may make any cash payments required by the Convertible Notes Documentation, and (iii) so long as no Event of Default has occurred and is continuing, Borrower may pay cash dividends as and when required pursuant to Permitted Series C Repurchases (subject to, for the avoidance of doubt, the cumulative limit indicated in such definition) and Series E Repurchases (subject to, for the avoidance of doubt, the cumulative limit indicated in such definition), or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate outstanding other than Permitted Investments or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate; provided, further, that the Borrower may enter into and perform its obligations under the Permitted Equity Hedge Transactions, including, for the avoidance of doubt, the payment of premiums in respect thereof.

7.9                               Transfers. Except for Permitted Transfers, Borrower shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in (a) any material portion of its assets, (b) any material portion of the assets of any Project, or (c) any equity interests it holds in any Qualified Subsidiary.

7.10                        Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower or (b) a Borrower into another Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.11                        Taxes. Borrower and its Subsidiaries shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.12                        Corporate Changes. No Borrower shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice from Lead Borrower to Lender. No Borrower nor any Subsidiary shall suffer a Change in Control. No Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) in the case of any Domestic Subsidiaries, such relocation shall be within the United States of America. Neither Borrower nor any Qualified Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having a value of up to $250,000 in any fiscal year in each customer site, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Lender, (ii) such relocation is within the continental United States of America, and (iii) it has delivered a bailee agreement (if such relocation is to a third party bailee) or a Collateral Access Agreement to Lender, in either case, in form and substance reasonably acceptable to Lender; provided, that, a Collateral Access Agreement shall only be required for Borrower’s or any Qualified Subsidiary’s headquarters, each location where books or records are located or stored, and any other location where Collateral with a value of at least $1,000,000 is stored or located.

7.13                        Deposit Accounts.

(a)                                 Subject to Section 4.5, no Borrower nor any Qualified Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property (other than, in each case, any Project Restricted Accounts or other Deposit Accounts excluded pursuant to Section 3.2), except with respect to which Lender has an Account Control Agreement.

(b)                                 All released funds (either cash, cash equivalents or investment securities) in a Project Restricted Account or other Deposit Accounts excluded pursuant to Section 3.2 shall, immediately upon release (either by law or contract), (A) in the case of Escrow Release Amounts, be directed pursuant to a Letter of Direction to Lender at the Lender Account, and (B) in the case of all other released amounts, shall be deposited in an account subject to an Account Control Agreement in favor of Lender; provided that if such released funds are released to an SPE such SPE shall promptly distribute such released amounts to Borrower (to an account subject to an Account Control Agreement) to the extent such SPE is permitted to do so under the documentation of its SPE Project Financing. For the avoidance of doubt, funds will be considered released (i) if the Borrower is the titled owner of the relevant account, when such funds are no longer required to serve as collateral pursuant to the same Project Financing Agreement and (ii) if a Project Lender or other Person is the title owner of the relevant account, when such Project Lender or other Person has delivered such funds to the Borrower. Furthermore, no funds used as collateral for, or otherwise restricted with respect to, one Project Financing Agreement shall be used as collateral for any other Project Financing Agreement, unless such cross-collateralization shall be pursuant to an SPE Project Financing permitted hereunder and disclosed in writing to Lender.  In the event that any Project Restricted Account or other Deposit Account excluded pursuant to Section 3.2 shall not be the subject of an irrevocable Letter of Direction, Borrower shall, prior to each release of any funds constituting Escrow Release Amounts, direct the escrow agent or other entity administering such Project Restricted Account immediately to pay such funds to the Lender at the Lender Account. In the event that any funds constituting Escrow Release Amounts are paid to Borrower, Borrower shall hold all such amounts in trust for the benefit of Lender and shall, within not more than three (3) Business Days, pay over all such amounts directly to the Lender at the Lender Account.

(c)                                  Promptly, and in any event within three (3) Business Days following maturity, satisfaction or termination of any Project Financing Agreement, all funds in each Project Restricted Account or other Deposit Accounts excluded pursuant to Section 3.2 associated with such Project Financing Agreement shall be transferred to an account subject to an Account Control Agreement in favor of Lender.

(d)                                 If, at any time, the aggregate amount on deposit in all accounts of Hypulsion SAS (Plug Power Europe) at BNP Paribas exceeds $1,000,000, Borrower shall transfer such funds in excess of $1,000,000 within ten (10) Business Days to a Deposit Account with respect to which Lender has an Account Control Agreement.

7.14                  Joinders.

(a)                     Borrowers shall notify Lender of each Subsidiary formed subsequent to the Closing Date and, within fifteen (15) days of formation, shall cause any such Subsidiary that qualifies as a “Qualified Subsidiary” to become a “Borrower” hereunder by executing and delivering to Lender a Joinder Agreement.

(b)                     Upon any existing Subsidiary becoming a Qualified Subsidiary, (i) such Qualified Subsidiary shall take all actions and steps required by Lender in order to perfect Lender’s security interest in such Qualified Subsidiary’s assets (subject to Section 3.2 hereof and any other excluded asset provisions hereunder and as otherwise agreed by Lender), including without limitation all such steps under any local laws, and (ii) Borrower or any other Subsidiary of Borrower shall grant Lender a Lien on 100% of all outstanding equity interests of such new Qualified Subsidiary.

7.15                        Foreign Subsidiary Voting Rights.  Borrower shall not, and shall not permit any Subsidiary, to amend or modify any governing document of any Foreign Subsidiary of Borrower or of any entity solely holding the equity interests and debt issued by any Foreign Subsidiary of Borrower the effect of which is to require a vote of greater than 50.1% of the equity interests or voting rights of such Foreign Subsidiary for any decision or action of such entity.

7.16                        Project Documents. Borrower shall not amend, modify or waive any provision or term of any Project Document or any Material Financing Agreement, in a manner materially adverse to Lender.

7.17                        Notification of Event of Default. Lead Borrower shall notify Lender promptly and in any case within three (3) Business Days of Borrower obtaining knowledge of the occurrence of any Default or Event of Default, and any termination, default or event of default or  receipt of written notice thereof, under any Project Document, Material Financing Agreement (including for the avoidance of doubt the Convertible Note Documentation)  or under any subordination agreement relating to any of the foregoing.

7.18                        Use of Term Loan Proceeds. The proceeds of the Term Loans shall be used for the development, manufacture, marketing, sales, delivery, monitoring, servicing and support of fuel cell systems and hydrogen infrastructure and related administration and similar activities, and for the payment of fees and transaction costs in connection with this Agreement.

7.19                        Step-In Rights. (a) If an Event of Default has occurred and is continuing under Section 9.5 below or (b) Plug Power’s failure to perform in any material respect the servicing requirements for fuel cell systems under any Specified Customer Agreements, which failure would entitle the customer thereunder to terminate such Specified Customer Agreement, replace Plug Power or to withhold the payment of any material amount payable by such customer to Plug Power under such Specified Customer Agreement, then the Lender shall have, with respect to the relevant Specified Customer Agreement, the right to exercise its rights thereunder and under the Loan Documents to cause ServiceCo to be substituted for and to replace Plug Power in performing Plug Power’s Maintenance Services under such Specified Customer Agreement.

7.20                        Audit. Borrower shall permit the representatives of Lender, at the expense of Borrower, from time to time during normal business hours upon reasonable notice, to (a) visit and inspect Borrower’s offices or properties or any other place where a material portion of the Collateral is located to inspect the Collateral and/or to examine and/or audit all of Borrower’s books of account, records, reports and other papers related to the Advances; provided, that, unless a Default or Event of Default has occurred and is then continuing, the Borrower shall only be required to reimburse the expenses of Lender’s representatives for one (1) such visit in any calendar year; (b) make copies and extracts therefrom; and (c) discuss Borrower’s business, operations, prospects, properties, assets, liabilities, condition with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing); provided, that Lender shall provide Borrower with notice at least two (2) Business Days prior to first initiating any such communication under this clause (c), and Borrower shall have the opportunity to be present for such communication; provided, further, that no such notice shall be required at any time during the existence of a Default or an Event of Default with respect to Borrower and provided, further, that any such communication between Lender, as the case may be, and Borrower’s independent public accountants pursuant to this Section 7.20 shall occur at any time during the existence of a Default or Event of Default and otherwise, up to two (2) times in any calendar year. Borrower shall cause Borrower’s officers to meet with Lender at least once per quarter, if requested by Lender (which meeting may take place telephonically if requested by Lender), to review Borrower’s operations, prospects, properties, assets, liabilities and conditions.

7.21                        Material Changes.  Borrower shall not (without the consent of Lender, such consent not to be unreasonably withheld or delayed), make any material change in its (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

7.22                        Financial Covenant.  As of each Balance Test Date and commencing with the Balance Test Date occurring on December 31, 2019, (a)(i) Borrower’s Liquidation Value, plus (ii) the net present value of all Escrow Release Amounts which have not, as of such date, been deposited into the Lender Account, minus (iii) the net present value of all service costs and expenses related to the outstanding Escrow Release Amounts; shall be greater than or equal to (b) the outstanding principal amount of all Term Loans; provided, that Borrower shall have the right within thirty (30) days of such Balance Test Date to prepay the Term Loans in the amount necessary to cure the relevant failure to comply with such covenant. If, after giving effect to such prepayment, Borrower shall then be in compliance with the requirement of this covenant, Borrower shall be deemed to have satisfied the requirements of this covenant with respect to such Balance Test Date as though there had been no failure to comply herewith at such date and the applicable breach or Default or Event of Default of this covenant that had occurred shall be deemed cured for this purpose under this Agreement and the other Loan Documents.

SECTION 8. [RESERVED]

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an “Event of Default”:

9.1                            Payments. Borrower fails to pay (i) any payment of principal or interest due under this Agreement on the due date or (ii) any other payment due on the Secured Obligations hereunder within ten (10) Business Days; provided, however, that an Event of Default shall not occur under this subclause (ii) on account of a failure to pay due solely to an administrative or operational error of Lender or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

9.2                            Covenants. Borrower (a) breaches or defaults in the performance of any covenant or Secured Obligation under the last sentence of Section 5.6(a), or Sections 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.13, 7.14, 7.16, or 7.18 of this Agreement, (b) breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement (other than the last sentence of Section 5.6(a), or Sections 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.13, 7.14, 7.16, or 7.18), or any of the other Loan Documents or any other agreement among Borrower and Lender and such default continues for more than fifteen (15) Business Days after the earlier of the date on which (i) Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default, or (c) breaches or defaults in the performance of the covenant set forth in Section 7.22 and Borrower has not, within thirty (30) days of the applicable Balance Test Date  (i) prepaid the Loans in an amount sufficient to cure such default or (ii) received equity proceeds in an amount sufficient to cure such default; or

9.3                            Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect (or, to the extent such representation and warranty contains qualifications as to materiality, it shall have been false or misleading in any respect) when made or when deemed made;

9.4                            Amortization Schedule. Within one (1) Business Day of any Balance Test Date, the outstanding balance of all Loans is not equal to or less than the amount set forth opposite such applicable Balance Test Date on the Amortization Schedule; or

9.5                            Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.6                            Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least $600,000, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

9.7                            Other Obligations. The occurrence (beyond any applicable grace or cure period) of any default under any agreement or obligation of Borrower under any material Project Document or Material Financing Agreement, which default entitles the lessor or lender thereunder to accelerate Borrower’s obligations thereunder or to exercise any of the rights of a secured creditor; or

9.8                            Change in Control.  A Change in Control shall occur.

SECTION 10. REMEDIES

10.1                        General. Upon and during the continuance of any one or more Events of Default, (i) Lender may accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Lender may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Lender an irrevocable power of attorney coupled with an interest, and (iii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.

10.2                        Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s reasonable documented costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations), to Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3                        No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

10.4                        Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 11. MISCELLANEOUS

11.1                        Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2                        Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)           If to Lender:

Generate Lending, LLC

555 De Haro Street, Suite 300

San Francisco, CA 94107

Attn: Notices

Email: notices@generatecapital.com

With a copy to:

Justin Boose, Esquire

Troutman Sanders LLP

875 Third Avenue

New York, NY 10022

Facsimile:  212-704-5922

Email: Justin.boose@troutman.com

(b)           If to Borrower:

PLUG POWER INC.

Attention: Paul Middleton

968 Albany Shaker Road

Latham, NY 12110

email: pmiddleton@plugpower.com

Telephone: 518-738-0281

With a copy to:

Anna Dodson

Goodwin Procter, LLP

100 Northern Avenue

Boston, MA 02210

Email: ADodson@goodwinlaw.com

or to such other address as each party may designate for itself by like notice.

11.3                        Entire Agreement; Amendments.

(a)                                     This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof.

(b)                                     No amendment, modification, consent or waiver of any provision of this Agreement (including any Exhibit or Schedule hereto (except as otherwise set forth in Section 2.1(e))) or any other Loan Document, and no consent to any departure by either party therefrom, shall be effective unless the same shall be in writing and signed by an officer of both parties, and then shall be effective only in the specific instance and for the specific purpose for which given.

11.4                        No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5                        No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

11.6                        Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement. Sections 2.8, 6.3 and 11.10 shall survive the termination of this Agreement.

11.7                        Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit Lender’s successors and assigns; provided that as long as no Event of Default has occurred and is continuing, Lender may not assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a Designated Competitor of Borrower, it being acknowledged that in all cases, any transfer to an Affiliate of Lender shall be allowed.

11.8                        Governing Law. This Agreement and the other Loan Documents, and any claims, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Documents (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without regard to any rule of conflicts of law that would result in the application of the substantive law of any jurisdiction other than the State of New York. Nothing in this Agreement shall require any unlawful action or inaction by either party.

11.9                        Consent to Jurisdiction and Venue. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)                                 (i)                                     SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE

UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF;

(ii)                                  CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii)                                             AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED IN ACCORDANCE WITH SECTION 11.2; AND

(iv)                              AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(b)  Mutual Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.10                 Costs and Expenses. Borrower promises to pay Lender’s fees and reasonable documented expenses necessary to finalize the loan documentation, including but not limited to reasonable and documented attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses (including with respect to due diligence). In addition, Borrower promises to pay any and all reasonable and documented attorneys’ and other professionals’ fees and expenses incurred by Lender after the Closing Date in connection with or related to: (a) the Loans; (b) the administration, collection, or enforcement of the Loans or any of the Loan Documents; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.11                 Confidentiality. Lender acknowledges that certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Lender in its reasonable good faith discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loans or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information which are no less restrictive than the terms of this Section 11.11; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony required by law or order of any Governmental Authority submitted to any governmental authority having or claiming to have jurisdiction over Lender, or requested by a bank examiner, regulatory examiner or self-regulatory examiner in the course of such examiner’s examination, inspection or audit; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; or to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after the occurrence of an Event of Default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior written consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents.

11.12                 Assignment of Rights. Borrower acknowledges and understands that Lender may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any (a)  Affiliate of Lender; or (b) other Person or entity (other than a natural person) that is or will be engaged in the business of making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of its business (any such Person described in either clause (a) or clause (b), an “Assignee”). After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon. Lender, acting solely for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.13                 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured

Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated until the Secured Obligations (other than contingent obligations for which no claim has been asserted) are fully satisfied.

11.14                 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.15                 No Third-Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Lender, the Lender and the Borrower.

11.16                 Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.11.

11.17                 Multiple Borrowers.

(a)                                 Borrower’s Agent. Each of the Borrowers hereby irrevocably appoints Lead Borrower as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loan and receiving account statements and other notices and communications to Borrowers (or any of them) from the Lender. The Lender may rely, and shall be fully protected in relying, on any Advance Request, disbursement instruction, report, information or any other notice or communication made or given by Lead Borrower, whether in its own name or on behalf of one or more of the other Borrowers, and the Lender shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of the Borrowers’ obligations hereunder be affected thereby.

(b)                                 Waivers. Each Borrower hereby waives: (i) any right to require the Lender to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Secured Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with Lender or any Indebtedness of Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other person, with respect to all or any part of the Secured Obligations, or by reason of any act or omission of the Lender or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other person or any Secured Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of the Lender to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Secured Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Secured Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of all of the Secured Obligations. If any claim is ever made upon the Lender for repayment or recovery of any amount or amounts received by the Lender in payment of or on account of any of the Secured Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and the Lender repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over the Lender or any of its property, or by reason of any settlement or compromise of any such claim effected by the Lender with any such claimant (including without limitation any other Borrower), then and in any such event, each Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Secured Obligations, or any release of any of the Secured Obligations, and each Borrower shall be and remain liable to Lender under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Secured Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which any Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

(c)                                  Consents. Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, the Lender may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Secured Obligations; (ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Secured Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Secured Obligations or any guaranty of any or all of the Secured Obligations, or on which the Lender at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Secured Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as the Lender determines in its sole discretion, and regardless of whether such Indebtedness is part of the Secured Obligations, is secured, or is due and payable. Each Borrower consents and agrees that the Lender shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Secured Obligations. Each Borrower further consents and agrees that the Lender shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Secured Obligations. Without limiting the generality of the foregoing, the Lender shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Secured Obligations.

(d)                                 Independent Liability. Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against such Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Lender. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Borrower is not relying in any manner upon any representation or statement of Lender with respect thereto. Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as such Borrower may desire, and such Borrower is not relying upon or expecting the Lender to furnish to it any information now or hereafter in the Lender’s possession concerning the same or any other matter.

(e)                                  Subordination. All Indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Secured Obligations and the Borrower holding the Indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.

11.18                 Patriot Act.  Lender hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act.

[Remainder of page intentionally blank; signature page follows.]

IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

PLUG POWER INC.

By:	/s/ Paul B. Middleton
Name:	Paul B. Middleton
Title:	Chief Financial Officer

EMERGING POWER INC.

By:	/s/ Paul B. Middleton
Name:	Paul B. Middleton
Title:	Treasurer

EMERGENT POWER INC.

By:	/s/ Paul B. Middleton
Name:	Paul B. Middleton
Title:	Treasurer

LENDER:

GENERATE LENDING, LLC

By:	/s/ Matan Friedman
Name:	Matan Friedman
Title:	Manager

LOAN AND SECURITY AGREEMENT

SIGNATURE PAGE

TABLE OF EXHIBITS AND SCHEDULES

Exhibit A	Advance Request
Exhibit B	Note
Exhibit C	Name, Locations, and Other Information for Borrower
Exhibit D	Borrower’s Patents, Trademarks, Copyrights and Licenses
Exhibit E	Borrower’s Deposit Accounts and Investment Accounts
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Joinder Agreement

Schedule 1	Subsidiaries
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 2.1(d)(iii)	Amortization Schedule
Schedule 2.1(e)	Loan Resizing Formula
Schedule 3.2	Excluded Contracts
Schedule 4.4(c)	Required Collateral Access Agreement Locations
Schedule 5.3	Consents, Etc.
Schedule 5.8	Tax Matters
Schedule 5.9(a)	Intellectual Property Claims
Schedule 5.9(b)	Intellectual Property
Schedule 5.10	Litigation
Schedule 5.13A	Capitalization
Schedule 5.13B	Securities
Schedule 5.15	Project Matters
Schedule 5.17	Escrow Release Schedule
Schedule 7.2(b)	Future Power Unit or Fueling System Deployments Schedule

EXHIBIT A

FORM OF ADVANCE REQUEST

                  , 20

To:                             Generate Lending, LLC, as Lender

Re:                             Loan and Security Agreement dated as of March 29, 2019 (as the same may be amended, restated, supplemented or modified from time to time, the “Loan Agreement”), among PLUG POWER INC., a Delaware corporation, EMERGING POWER INC., a Delaware corporation, and EMERGENT POWER INC., a Delaware corporation, and each of their Qualified Subsidiaries (hereinafter, individually or collectively, in its or their capacities as borrowers thereunder, as the context may require, “Borrower”), and GENERATE LENDING, LLC, as Lender.

Ladies and Gentlemen:

Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Loan Agreement.  This Advance Request is delivered to you pursuant to Section 2.1(b) of the Loan Agreement.

The Lead Borrower hereby requests an advance of the Term Loan in the aggregate principal amount of $            to be made on         , 20    .

The Lead Borrower hereby certifies that: (a) all of the conditions to the requested advance, as set forth in Section 4 of the Loan Agreement, as applicable, are satisfied; (b) no Default has occurred and is continuing, no Event of Default exists, and no Default or Event of Default would result from the making of the requested advance of the Term Loan hereunder; and (c) the representations and warranties contained in Section 5 of the Loan Agreement are true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty is true and correct in all respects) with the same effect as though such representations and warranties had been made at the time of the making of such Term Loan, except to the extent that such representations and warranties relate solely to an earlier date, in which case such representation and warranty are true and correct in all material respects on the date made.

[Remainder of page intentionally blank; signature page follows.]

The Lead Borrower has caused this Advance Request to be executed and delivered by its duly authorized officer this     day of              , 20   .

PLUG POWER INC.,
a Delaware Corporation

By:
Name:	Paul B. Middleton
Title:	Chief Financial Officer

EXHIBIT B

FORM OF NOTE

$[ ]	San Francisco, California
[ ], 20[ ]

For value received, the undersigned, PLUG POWER INC., a Delaware corporation, EMERGING POWER INC., a Delaware corporation, and EMERGENT POWER INC., a Delaware corporation (collectively, the “Borrower”), hereby promises to pay to GENERATE LENDING, LLC (the “Lender”), whose address is 555 De Haro Street, Suite 300, San Francisco, CA 94107, the principal sum of [             ] Dollars ($[            ]), or such lesser amount as shall equal the unpaid principal amount of the Loan advanced by the Lender to the Borrower pursuant to the Loan Agreement referred to below, on the dates and in the amounts provided in the Loan Agreement.  The Borrower promises to pay interest on the unpaid principal amount of this Note on the dates and at the rate or rates provided for in the Loan Agreement.  Interest on any overdue principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the Default Rate, as provided for in the Loan Agreement.  All such payments of principal and interest shall be made in lawful money of the United States in federal or other immediately available funds at the office of the Lender at 555 De Haro Street, Suite 300, San Francisco, CA 94107, or at such other address as may be specified by the Lender from time to time pursuant to the Loan Agreement.

Each Loan advance made by the Lender, the interest rates from time to time applicable thereto and all repayments of the principal thereof shall be recorded by the Lender and, prior to any transfer hereof, endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make, or any error of the Lender in making, any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Loan Agreement.  This Note is secured by, among other security, Section 3 of the Loan Agreement.

This Note is a Note referred to in the Loan and Security Agreement dated as of March 29, 2019 (as the same may be amended, restated, supplemented or modified from time to time, the “Loan Agreement”), among the Borrower and the Lender.  Terms defined in the Loan Agreement are used herein with the same meanings.  Reference is made to the Loan Agreement for provisions for the prepayment and the repayment hereof and the acceleration of the maturity hereof.

Borrower hereby waives presentment, demand, protest, notice of demand, protest and nonpayment and any other notice required by law relative hereto, except to the extent as otherwise may be expressly provided for in the Loan Agreement.

Borrower agrees, in the event that this Note or any portion hereof is collected by law or through an attorney at law, to pay all reasonable costs of collection, including, without limitation, reasonable attorneys’ fees, as provided by the terms of the Loan Agreement.

[Remainder of page intentionally blank; signature page follows.]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed under seal, by its duly authorized officers as of the day and year first above written.

PLUG POWER INC.,
a Delaware Corporation

By:
Name:	Paul B. Middleton
Title:	Chief Financial Officer

EMERGING POWER INC.,
a Delaware Corporation

By:
Name:	Paul B. Middleton
Title:	Treasurer

EMERGENT POWER INC.,
a Delaware Corporation

By:
Name:	Paul B. Middleton
Title:	Treasurer

Note (cont’d)

ADVANCES AND PAYMENTS OF PRINCIPAL

	Amount	Amount of
	of	Principal	Notation
Date	Advance	Repaid	Made By

EXHIBIT C

NAME, LOCATIONS, AND OTHER INFORMATION

1.                                      Borrower represents and warrants to Lender that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name:	Plug Power Inc.
Type of organization:	Corporation
State of organization:	Delaware
Tax identification number:	[REDACTED]
Organization file number:	3083208

Name:	Emerging Power Inc.
Type of organization:	Corporation
State of organization:	Delaware
Tax identification number:	[REDACTED]
Organization file number:	5507010

Name:	Emergent Power Inc.
Type of organization:	Corporation
State of organization:	Delaware
Tax identification number:	[REDACTED]
Organization file number:	5509405

2.                                      Borrower represents and warrants to Lender that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:

•                  Plug Power Inc.

•                  Plug Power Capital Inc.

•                  Emergent Power Inc.

•                  Emerging Power Inc.

•                  Plug Power Holding Inc.

•                  HyPulsion SAS d/b/a Plug Power Europe

•                  HyPulsion US Holding, Inc.

•                  Relion

•                  Proton Services Inc.

•                  Proton GCI SPV I LLC

3.                                      Borrower represents and warrants to Lender that its chief executive office is located at:

Complete Street and Mailing Address, including County and Zip Code	Company/Subsidiary
968 Albany-Shaker Road; Latham, NY 12110	Plug Power Inc.
968 Albany-Shaker Road; Latham, NY 12110	Emerging Power Inc.
968 Albany-Shaker Road; Latham, NY 12110	Emergent Power Inc.

4.                                      Borrower hereby represents and warrants to Lender that the street addresses, cities, states and postal codes of its current locations (other than its chief executive office) are as follows:

Complete Mailing Address, including County and Zip Code	Company/Subsidiary
1160 Naperville Drive; Romeoville, IL 60466	Plug Power Inc.
2038B South Alex Road; West Carrollton, OH 45449	Plug Power Inc.
620 Pierce Road, Clifton Park, NY 12065	Plug Power Inc.
Euclid Business Center at 15913 E. Euclid Avenue, Spokane Valley, Washington and a Lease associated with the property located at 16005 E. Euclid Avenue, Spokane, WA 99216	Plug Power Inc.
968 Albany Shaker Road, Latham, NY 1210	Plug Power Inc.
Eastman Kodak Business Center, 1669 Lake Avenue, Rochester, New York 14652-4770	Plug Power Inc.
968 Albany-Shaker Road; Latham, NY 12110	Emerging Power Inc.
968 Albany-Shaker Road; Latham, NY 12110	Emergent Power Inc.

EXHIBIT E

BORROWERS’ DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

a.              The following is a complete list of all stocks, bonds, debentures, notes, commodity contracts and other securities owned by Company and any subsidiary of the Company:

N/A

b.              The following are all financial institutions at which Company and its subsidiaries maintain deposit accounts:

Bank Name	Account Number	Branch Address	Company/ Subsidiary	Purpose of Account
M&T Bank	[REDACTED]	125 Wolf Road, Albany NY 12205	Plug Power Inc.	Collateral / Restricted
M&T Bank	[REDACTED]	125 Wolf Road, Albany NY 12205	Plug Power Inc.	Collateral / Restricted
M&T Bank	[REDACTED]	125 Wolf Road, Albany NY 12205	Plug Power Inc.	Collateral / Restricted
M&T Bank	[REDACTED]	125 Wolf Road, Albany NY 12205	Plug Power Inc.	Collateral / Restricted
M&T Bank	[REDACTED]	125 Wolf Road, Albany NY 12205	Plug Power Inc.	Collateral / Restricted
M&T Bank	[REDACTED]	125 Wolf Road, Albany NY 12205	Plug Power Inc.	Collateral / Restricted
M&T Bank	[REDACTED]	125 Wolf Road, Albany NY 12205	Plug Power Inc.	Collateral / Restricted
M&T Bank	[REDACTED]	125 Wolf Road, Albany NY 12205	Plug Power Inc.	Collateral / Restricted
M&T Bank	[REDACTED]	125 Wolf Road, Albany NY 12205	Plug Power Inc.	Collateral
Wilmington Trust	[REDACTED]	1100 North Market Street, Wilmington DE 19890-0001 (302) 651-1000	Plug Power Inc.	Operating
Silicon Valley Bank	[REDACTED]	3003 Tasman Drive, Santa Clara CA 95054	Emergent Power Inc.	Money Market
Wilmington Trust	[REDACTED]	1100 North Market Street, Wilmington DE 19890-0001	Plug Power Inc.	Service Escrow / Restricted
Wilmington Trust	[REDACTED]	1100 North Market Street, Wilmington DE 19890-0001	Plug Power Inc.	Service Escrow / Restricted
Wilmington Trust	[REDACTED]	1100 North Market Street, Wilmington DE 19890-0001	Plug Power Inc.	Service Escrow / Restricted
PNC Bank	[REDACTED]	995 Dalton Ave Cincinnati, OH 45203 (513) 421-9191	Plug Power Inc.	Collateral / Restricted

SunTrust	[REDACTED]	P.O. Box 305183, Nashville TN 37230-5183 (800) 786-8787	Plug Power Inc.	Collateral / Restricted
SunTrust	[REDACTED]	P.O. Box 305183, Nashville TN 37230-5183 (800) 786-8787	Plug Power Inc.	Collateral / Restricted
BB&T	[REDACTED]	600 Washington Ave, Suite 201; Towson, MD 21204 (410) 494-1001	Plug Power Inc.	Security Deposit / Restricted
BB&T	[REDACTED]	600 Washington Ave, Suite 201; Towson, MD 21204 (410) 494-1001	Plug Power Inc.	Collateral / Restricted
M&T Bank	[REDACTED]	125 Wolf Road, Albany NY 12205	Plug Power Inc.	Collateral / Restricted Related to M&T Amendment
M&T Bank	[REDACTED]	125 Wolf Road, Albany NY 12205	Plug Power Inc.	Money Market — Related to M&T Amendment
M&T Bank	[REDACTED]	125 Wolf Road, Albany NY 12205	Plug Power Inc.	Operating

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:            , 20

Reference is made to the Loan and Security Agreement dated as of March 29, 2019 (as the same may be amended, restated, supplemented or modified from time to time, the “Loan Agreement”), among PLUG POWER INC., a Delaware corporation (“Plug”), EMERGING POWER INC., a Delaware corporation (“Emerging”), and EMERGENT POWER INC., a Delaware corporation (“Emergent”; and collectively with Plug and Emerging, the “Borrower”), and GENERATE LENDING, LLC, as Lender.  Capitalized terms used herein shall have the meanings ascribed thereto in the Loan Agreement.

Pursuant to Section 7.1(d) of the Loan Agreement,                    , the duly authorized [Chief Executive Officer][Chief Financial Officer] of Lead Borrower, hereby certifies, solely on behalf of Lead Borrower and not in any individual capacity, to the Lender that:

[Use following paragraph 1 for monthly financial statements]

1.                                      Attached hereto as Schedule 1 is a copy of the unaudited interim and year-to-date [consolidated] financial statements [of Lead Borrower and its Subsidiaries] as of the month ended as of the date set forth above (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, in each case as required by Section 7.1(a) of the Loan Agreement and prepared in accordance with GAAP, subject to the absence of footnotes and to normal year-end audit adjustments.  Such financial statements are complete and correct and fairly present the consolidated financial condition of Lead Borrower and its Subsidiaries and the consolidated results of their operations and changes in its financial position as of the date and for the period referred to therein.

[Use following paragraph 1 for quarterly financial statements]

1.                                      Attached hereto as Schedule 1 is a copy of the unaudited interim and year-to-date [consolidated] financial statements as of the calendar quarter ended as of the date set forth above (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect,  in each case as required by Section 7.1(b) of the Loan Agreement and prepared in accordance with GAAP, subject to the absence of footnotes and to normal year-end audit adjustments.  Such financial statements are complete and correct and fairly present the consolidated financial condition of Lead Borrower and its Subsidiaries and the consolidated results of their operations and changes in its financial position as of the date and for the period referred to therein.

[Use following paragraph 1 for audited year-end financial statements]

1.                                      Attached hereto as Schedule 1 is a copy of the unqualified audited [consolidated] financial statements [of Lead Borrower and its Subsidiaries] for the fiscal year ended as of the date set forth above (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, as required by Section 7.1(c) of the Loan Agreement.  Such financial statements have been prepared in accordance with GAAP and audited by and accompanied by the opinion of KPMG LLP or another firm of independent certified public accountants selected by Borrower and reasonably acceptable to the Lender, accompanied by any management report from such accountants delivered to

Borrower (which financial statements shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of Borrower and its Subsidiaries on a consolidated basis as of the end of and for such fiscal year in accordance with GAAP.  Such financial statements are complete and correct and fairly present the consolidated financial condition of Lead Borrower and its Subsidiaries and the consolidated results of their operations and changes in its financial position as of the date and for the period referred to therein.

2.                                      [The information delivered pursuant to Section 5.1 of the Loan Agreement remains unchanged since the delivery of the last Compliance Certificate required to be delivered under the terms of the Loan Agreement.][Attached hereto as Schedule 2 is a list of updates, since the date of delivery of the last Compliance Certificate required to be delivered under the terms of the Loan Agreement, to Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information, together with the relevant corporate documents or other evidence of any such updates.]

3.                                      After a reasonable review of the Loan Agreement and the activities of the Borrower, the Borrower is in compliance with all of the terms and conditions of the Loan Agreement, and no Default or Event of Default has occurred and is continuing[.][, except that [Describe instances of non-compliance with the terms of the Loan Agreement, or any Default or Event of Default then in existence.]

[Remainder of page intentionally blank; signature page follows.]

Dated as of             , 20   .

PLUG POWER INC.,
a Delaware Corporation

By:
Name:	Paul B. Middleton
Title:	Chief Financial Officer

SCHEDULE 1

[AUDITED FINANCIAL STATEMENTS

(as required by Section 7.1(c) of the Loan Agreement)]

[UNAUDITED FINANCIAL STATEMENTS

(as required by Section 7.1(a) of the Loan Agreement)]

[UNAUDITED FINANCIAL STATEMENTS

(as required by Section 7.1(b) of the Loan Agreement)]

[Attached hereto.]

[SCHEDULE 2

UPDATES TO BORROWER’S PRESENT NAME, FORMER NAMES (IF ANY), LOCATIONS, PLACE OF FORMATION, TAX IDENTIFICATION NUMBER, ORGANIZATIONAL IDENTIFICATION NUMBER AND OTHER INFORMATION

[Attached hereto.]]

EXHIBIT G

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”) dated as of               , 20   (this “Agreement”) is executed and delivered by                       , a                    (the “New Borrower”), PLUG POWER INC., a Delaware corporation, EMERGING POWER INC., a Delaware corporation, and EMERGENT POWER INC., a Delaware corporation (collectively, the “Existing Borrowers”), in favor of GENERATE LENDING, LLC (the “Lender”).

WHEREAS, the Existing Borrowers and the Lender are parties to that certain Loan and Security Agreement, dated as of March 29, 2019 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which, among other things, and subject to the terms and conditions contained therein, the Lender has made a Term Loan to the Borrower on the terms and conditions contained therein; and

WHEREAS, pursuant to the terms, conditions and provisions of Section 7.14 of the Loan Agreement, the Borrowers are required to cause the New Borrower to become a party to the Loan Agreement; and

WHEREAS, the New Borrower acknowledges that it will receive direct and indirect benefits from the making of financial accommodations by the Lender pursuant to the Loan Agreement and, accordingly, the New Borrower is willing to become a party to the Loan Agreement on the terms and conditions contained herein; and

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Borrower and the Existing Borrowers, the New Borrower and the Existing Borrowers hereby agree as follows:

Section 1.  Definitions.  Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Loan Agreement.

Section 2.  Accession to Loan Agreement.  The New Borrower hereby adopts the Loan Agreement as a “Borrower” thereunder, and agrees that effective upon its execution and delivery to the Lender of this Agreement, it constitutes a Borrower thereunder, and assumes all obligations of a Borrower thereunder (including but not limited to those obligations set forth in Section 3 (Security Interest) of the Loan Agreement), all as if the New Borrower had been an original party to the Loan Agreement as a Borrower thereunder.

Section 3.  Grant of a Security Interest.  The New Borrower hereby assigns, pledges, hypothecates and sets over to Lender, its successors and its assigns, and grants to the Lender, its successors and its assigns, a security interest in all of its right, title and interest in and to the following, in each case whether now owned or existing or hereafter acquired or arising, and wheresoever located:  all Collateral.  Further, the New Borrower hereby authorizes the Lender to execute and deliver on behalf of the New Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of the New Borrower in accordance with Section 9-504 of the UCC) without the signature of the New Borrower.

Section 4.  Representations, Warranties and Covenants.  In addition to the continuing representations, warranties and covenants heretofore or hereafter made by the Borrower (which term shall expressly include the New Borrower for purposes of this Section 4) to the Lender pursuant to the Loan

Agreement and the other Loan Documents, the New Borrower and the Existing Borrowers, jointly and severally, hereby represent, warrant and covenant with and to the Lender as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof and shall be incorporated into and made a part of the Loan Documents):

(a)           The execution and delivery by the New Borrower of this Agreement and the other Loan Documents that it is executing in connection therewith, and performance by the New Borrower of this Agreement, the Loan Agreement and the other Loan Documents to which it is a party, and the transactions contemplated hereunder, (i) are all within its corporate, limited partnership or other organizational powers (as applicable), (ii) have been duly authorized by all necessary corporate, partnership or other necessary organizational action, (ii) are not in contravention of law or the terms of its certificate of incorporation, any bylaws, partnership agreement and/or any other organizational documentation, or any indenture, agreement or undertaking to which it is a party or by which it or its property are bound, and (iv) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any of its property (except for the liens and security interests expressly granted to the Lender by the New Borrower pursuant to the terms of this Agreement).

(b)           This Agreement and each of the Loan Agreement and each other Loan Document to which the New Borrower is a party constitutes the valid and legally binding obligations of the New Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.  Consent and Reaffirmation By Existing Borrowers.   The Existing Borrowers, by their execution and delivery of this Agreement, hereby (i) consent to the joinder of the New Borrower to the Loan Agreement pursuant to the terms of this Agreement, and (ii) reaffirm all of their respective obligations under the Loan Agreement and the other Loan Documents to which they are a party, all of which shall remain in full force and effect without waiver or modification, notwithstanding the joinder of the New Borrower as contemplated herein or any other event or circumstance.

Section 6.  Further Assurances.  The New Borrower and the Existing Borrowers shall take all such steps and execute and deliver, and cause to be executed and delivered, to the Lender,  such other and further agreements, documents and instruments as the Lender may require in order to more fully evidence, in order to fully consummate all the transactions contemplated under this Agreement, the Loan Agreement and all other Loan Documents.

Section 7.  Counterparts.  This Agreement may be executed in multiple counterparts, each of which may be considered an original, but all of which together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall have the same force and effect as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart of this Agreement, but the failure to do so shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 8.  Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

[Remainder of page intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the New Borrower and the Existing Borrowers have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first written above.

NEW BORROWER:

[ ], a [ ][ ]

By:
Name:
Title:

EXISTING BORROWERS:

PLUG POWER INC.,
a Delaware Corporation

By:
	Name:	Paul B. Middleton
	Title:	Chief Financial Officer

EMERGING POWER INC.,
a Delaware Corporation

By:
	Name:	Paul B. Middleton
	Title:	Treasurer

EMERGENT POWER INC.,
a Delaware Corporation

By:
	Name:	Paul B. Middleton
	Title:	Treasurer

Accepted and agreed:
LENDER:

GENERATE LENDING, LLC

By:
Name:
Title: